ASSET PURCHASE AGREEMENT

BETWEEN

SOUTHWIRE CANADA COMPANY
AND
NOMA COMPANY

April 3rd, 2006

TABLE OF CONTENTS

LIST OF EXHIBITS

Exhibit A – Wire Transfer Instructions

TABLE OF DEFINITIONS

Defined Term	Section

Agreement	Preamble

Asserted Liability	8.4

Assumed Accrued Vacation Liability	6.1	(c)

Assumed Liabilities	2.3

Bill of Sale and Assignment and Assumption Agreement	1.1

Business	Recitals

Buyer	Preamble

Buyer Benefit Plan	6.1	(b)

Buyer’s Documents	5.2	(a)

Buyer’s Pension Plan	6.1	(e)(i)

Cash Consideration	2.1

Claim	8.4

Claims Notice	8.4

Clearance Certificate	6.14

Closing	Article III

Closing Date	Article III

Closing Settlement Statement	2.5

Collective Agreement	4.16	(c)

Contest Notice	8.5

Consultant	6.13	(a)

Draft Pension Transfer Report	6.1(e)(iii)

Dollar;	$10.3

Employee Plan/Agreement	4.17	(a)

Employee Plans/Agreements	4.17	(a)

Employees	4.16	(a)

Employment Liability	6.1	(a)

Environmental Claim	9.1

Environmental Law	9.1

Environmental Permits	9.1

Excluded Assets	1.2

Excluded Employees	6.1	(a)

Excluded Liabilities	2.4

Excluded Numbers	6.14

Facility	Recitals

Fixed Assets	4.13

GAAP	4.4

Governmental Authority	9.1

Hazardous Material	9.1

Indemnifiable Tax	8.10

Indemnified Party	8.4

Indemnifying Party	8.4

Independent Accountants	6.1(e)(iv)

Intellectual Property	1.1	(g)

Inventory	1.1	(b)

Krone Lease	6.5

Laws	4.9	(a)

Liens	4.3

Loss	8.4

Material Adverse Change	4.5

Material Adverse Effect	4.5

Material Contract	4.11	(a)

Maximum Aggregate Liability Amount	8.6	(c)

Minimum Aggregate Liability Amount	8.6	(b)

Minimum Individual Liability Amount	8.6	(a)

Offer Terms	6.1	(a)

Owned Real Property	1.1	(a)

Parent	7.13

Pension Transfer Report	6.1	(e)(v)

Permits	4.9	(c)

Permitted Liens	4.3

Prepaid Assets	1.1	(j)

Product	4.6

Purchase Price	2.1

Purchased Assets	1.1

Purchased Inventory Value	2.2	(a)

Registered Intellectual Property	1.1	(g)

Remediation; Remediate	9.1

Remediation Proposal	9.3(b)(iii)

Seller	Preamble

Seller Financial Documents	4.4

Seller’s Documents	4.2	(a)

Seller’s Pension Plan	4.17	(a)

Seller’s Retained Remediation Costs	9.4	(c)(i)

Superintendent	6.1(e)(iii)

Tax	4.7	(d)

Tax Legislation	4.7	(d)

Tax Returns	4.7	(d)

Taxes	4.7	(d)

Temporary Benefits	6.1	(b)

Temporary Coverage Period	6.1	(b)

Third Party Licenses	4.14	(h)

Third Party Technology	4.14	(h)

Transferred Employee	6.1	(a)

Unassigned Asset	6.2	(a)

Unassigned Obligation	6.2	(a)

Union Employee	6.1	(a)

Unregistered Intellectual Property	1.1	(g)

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is dated as of the 3rd day of April, 2006, by and between SOUTHWIRE CANADA COMPANY, a Nova Scotia unlimited liability company (“Buyer”) and NOMA COMPANY, a Nova Scotia unlimited liability company (“Seller”).

W I T N E S S E T
H :

WHEREAS, Seller is engaged in the business of manufacturing and distributing various electrical wire products for sale primarily in Canada for use in the building and construction industries from facilities located at 5769 Main Street, Stouffville, Ontario L4A 2T1 (the “Facility” and such business conducted at the Facility the “Business”); and

WHEREAS, Buyer wishes to purchase from Seller, and Seller wishes to sell, transfer, assign, convey and deliver to Buyer, substantially all of the assets used exclusively in the conduct of the Business as set forth in this Agreement; and

WHEREAS, Seller wishes to transfer and assign to Buyer, and Buyer is willing to receive and assume from Seller, certain liabilities pertaining to the Facility as set forth in this Agreement;

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

ARTICLE I.

PURCHASE AND SALE OF ASSETS

1.1 Assets, Properties and Business to be Transferred. Subject to the terms and conditions of this Agreement, and on the basis of the representations, warranties, covenants and conditions hereinafter set forth, at the Closing (as hereinafter defined) Seller shall sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase from Seller, all of the following assets (other than the Excluded Assets, defined below):

(a) the real and immovable property owned by Seller and listed on Schedule 1.1(a), including all appurtenant easements thereunto, and all buildings, structures, improvements, plants, facilities, and fixtures located in, on or under such real property (the “Owned Real Property”);

(b) all raw material inventories, work-in-process, consignment inventory, inventory being tolled and finished products, in any case, which are located at the Facility, in transit to the Facility, or located at any location set forth on Schedule 1.1(b) and to the extent included in the Purchased Inventory Value (defined below) (or, in the case of inventory in-transit to the Facility which is not included in the Purchased Inventory Value, inventory for which Buyer assumes the payment obligation to the third-party supplier) (the “Inventory”);

(c) all packaging, labeling and other identifying material (including CSA and UL numbers referenced in Section 6.14 hereof), parts, furnishings, fixtures, machinery, rolling stock, equipment (including computer equipment), furniture, office supplies, maintenance and operating supplies and spare parts for such machinery and equipment and other tangible personal property, including but not limited to leasehold improvements, located at the Facility;

(d) all original documents, books and records pertaining to the Business, the Purchased Assets and the Assumed Liabilities that are legally significant or useful to the Business, and copies of all other documents, books and records pertaining to the Business, the Purchased Assets and the Assumed Liabilities other than materials described in Section 1.2(e)(iii);

(e) all records relating to the employment of Transferred Employees and records relating to programs and arrangements required by the Collective Agreement (as defined in Section 4.16), including but not limited to re-hire rights of Employees and former Employees, apprenticeship agreements and monthly reports and committee records and reports;

(f) all rights of Seller under manufacturers’ and vendors’ warranties, guarantees or similar obligations relating to the Purchased Assets;

(g) all intellectual property rights used exclusively in connection with the Business (the “Intellectual Property”) including, without limitation, (i) those patents (and any applications therefor), registered trademarks, service marks, and copyrights (and any applications therefor) (collectively, the “Registered Intellectual Property”) set forth in Schedule 1.1(g); (ii) those unregistered trademarks, service marks, trade names, brand names, assumed names, domain names and slogans (the “Unregistered Intellectual Property”) set forth in Schedule 1.1(g) annexed hereto; and (iii) the software developed by or on behalf of Seller, whether registered or unregistered, including the software set forth on Schedule 1.1(g); provided, however that such Intellectual Property shall not include the NOMA trade name or trade mark;

(h) all of Seller’s rights under those commitments, customer orders, leases, contracts, supplier contracts and purchase orders and other agreements relating exclusively to the Business;

(i) all right, title, and interest of Seller in and to the Permits (as defined in Section 4.9(c));

(j) all right, title and interest of Seller in and to all bonds or deposits made by Seller with any governmental or quasi-governmental agencies or authorities or with any utility company or third party relating exclusively to the Business or to construction, use, operation and enjoyment of the items included in the Purchased Assets (the “Prepaid Assets”);

(k) all right, title and interest of Seller in and to any assets of Seller’s Pension Plan which are transferred to Buyer or Buyer’s Plan pursuant to Section 6.1; and

(l) all right, title, and interest of Seller in and to all other assets located at the Facility and used exclusively in the Business, including, without limitation all telephone numbers relating to the Facility.

The foregoing assets described in this Section 1.1 are collectively referred to in this Agreement as the “Purchased Assets.” All of the Purchased Assets will be transferred free and clear of any and all encumbrances, other than Permitted Liens (as defined in Section 4.3). The Purchased Assets will be transferred and delivered to Buyer pursuant to the terms of this Agreement together with an assignment and bill of sale in form and substance reasonably satisfactory to each party (the “Bill of Sale and Assignment and Assumption Agreement”) and such other instruments of transfer, assignment, and assumption as are necessary to convey legal and beneficial ownership of the Purchased Assets to Buyer.

1.2 Excluded Assets. The following assets of Seller are not being purchased by Buyer pursuant to this Agreement:

(a) cash and cash equivalents;

(b) all accounts receivable;

(c) all inventory (i) not included in the Purchased Inventory Value (or in the case of any inventory in transit to the Facility not included in the Purchased Inventory Value, inventory for which Buyer does not assume the payment obligation to the third party supplier) or (ii) inventory which Seller and Buyer are permitted to exclude and do exclude pursuant to Section 2.2.

(d) any asset of Seller not pertaining to the operation of the Business;

(e) (i) all original books, records, files and papers maintained by Seller relating to the Business which Seller is required to retain pursuant to any applicable record retention requirement or policy or is reasonably deemed necessary or appropriate by Seller to retain in accordance with prudent business practices, including, without limitation, Tax Returns; (ii) all original minute books and stock record books of Seller; and (iii) all documents, books and records relating to the Excluded Assets and the Excluded Liabilities;

(f) any rights to refunds, rebates or abatements of any Taxes with respect to the Purchased Assets that relate to any period, or the portion of any period, ending on or prior to the Closing Date;

(g) any right, claim or cause of action of Seller or any of its affiliates against any third party vendors or manufacturers arising out of (i) any facts or circumstances relating to a claim by Buyer for indemnification under this Agreement (but only to the extent of the amount actually paid to Buyer pursuant to such indemnification obligations) or (ii) any claim by a third party against Seller relating to periods prior to the Closing Date; provided that, in case of (i) or (ii), such claim shall not prevent Buyer from asserting a claim against such vendor or manufacturer;

(h) any right, claim or cause of action of Seller against third parties under manufacturers’ and vendors’ warranties, guarantees or similar obligations that are pending as of the Closing Date and, to the extent known, set forth on Schedule 1.2(h) annexed hereto;

(i) all insurance policies and all rights and benefits thereunder;

(j) all Employee Plans/Agreements (as defined in Section 4.17 hereof) other than the assets of the Seller’s Pension Plan which are transferred to Buyer or Buyer’s Plan pursuant to Section 6.1;

(k) any stock or security held by Seller in any other entity; and

(l) those assets, if any, listed on Schedule 1.2(l) annexed hereto.

The foregoing assets described in Section 1.2 are collectively referred to as the “Excluded Assets.”

ARTICLE II.

PURCHASE PRICE, PAYMENT AND ALLOCATION

2.1 Purchase Price. In full consideration for the purchase by Buyer of the Purchased Assets, Buyer will pay to Seller by wire transfer of immediately available funds pursuant to the wire transfer instructions set forth in Exhibit A hereto the net amount of (a) the sum of (i) the Purchased Inventory Value determined in accordance with Section 2.2 below; plus (ii) the value of the Prepaid Assets valued in accordance with Section 2.2 below; plus (iii) Ten Million Dollars ($10,000,000); plus (iv) Seventy Two Thousand Dollars ($72,000) in respect of Section 2.9; less (b) the aggregate amount of all Assumed Liabilities as determined in accordance with Section 2.3 below (the “Cash Consideration”). The calculations outlined in the preceding sentence shall be computed and paid in Canadian dollars except that the amounts set forth in Sections 2.1(a)(iii) and Section 2.1(a)(iv) shall be calculated and paid in U.S. Dollars. The total purchase price for the Purchased Assets (the “Purchase Price”) shall be the Cash Consideration plus the value of the Assumed Liabilities determined as set forth in Section 2.3.

2.2 Valuation of Inventory and Prepaid Assets.

(a) Immediately prior to the Closing, Buyer and Seller have jointly conducted an accounting of the Inventory in accordance with agreed upon procedures. The Inventory so counted has been valued in accordance with Schedule 2.2(a). The value of the Inventory as thus determined shall be referred to hereafter as the “Purchased Inventory Value.”

(b) The value of the Prepaid Assets, determined by Seller with the cooperation of Buyer, is set forth on Schedule 2.2(b).

2.3 Assumption of Assumed Liabilities. In addition to the payment of the Cash Consideration, at the Closing Buyer will assume (a) certain liabilities with respect to Employees as set forth in Article VI of this Agreement, (b) the Assumed Accrued Vacation Liability (as defined in section 6.1(c)), (c) except to the extent excluded pursuant to Section 1.2(l), the Material Contracts identified on Schedule 4.11(a), (d) except to the extent excluded pursuant to Section 1.2(l), the contracts of Seller entered into in the ordinary course of business that are not Material Contracts, (e) those liabilities set forth on the balance sheet of the Business as of December 31, 2005 and set forth in Schedule 2.3, (f) those obligations of Seller entered into in the ordinary course of business and set forth on Schedule 2.3, of which Buyer will receive the benefit after the Closing Date, (g) to the extent received by Buyer after the Closing Date, inventory in-transit to the Facility purchased by Seller in the ordinary course of business and which is not included in the Purchased Inventory Value, (h) those specific obligations owed by Seller to its customers, vendors, suppliers and other third parties relating exclusively to Seller’s business at the Facility that are expressly set forth in Schedule 2.3 annexed hereto, (i) those obligations under certain warranties as set forth in Section 2.9 hereof, (j) those obligations with respect to customer rebates as set forth in Section 6.7 hereof, and (k) those obligations under the Permitted Liens affecting the Owned Real Property as set forth in Schedule 4.3 (collectively, the “Assumed Liabilities”). The aggregate value of the Assumed Liabilities, determined in accordance with GAAP (except as set forth on Schedule 2.3) and, to the extent consistent therewith, Seller’s existing accounting practices, as set forth on Schedule 2.3. At the Closing, the Assumed Liabilities will be assigned by Seller and assumed by Buyer pursuant to the terms of this Agreement together with the Bill of Sale and Assignment and Assumption Agreement.

2.4 No Other Liabilities Assumed. Except for the Assumed Liabilities, Buyer will have no liability or responsibility for any other liability of Seller whatsoever, whether arising out of or relating to the Facility, the Purchased Assets or otherwise. In furtherance but not in limitation of the foregoing, unless expressly assumed in Section 2.3 hereof, Buyer will not be assuming and will have no liability or responsibility for any of the following liabilities of Seller (collectively, the “Excluded Liabilities”):

(a) subject to Section 2.7, liabilities for Taxes (as defined in Section 4.7);

(b) any payroll, employee benefit plan or employment-related liabilities, including, without limitation, all liabilities pursuant to any Employee Plans/Agreements;

(c) indebtedness, capital lease obligations and other financing arrangements;

(d) environmental liabilities with respect to the Facility or Business existing as of the Closing Date or arising out of conditions existing at the Facility or with respect to the Business as of the Closing Date unless otherwise provided in Article IX hereof;

(e) liabilities with respect to products manufactured or sold, including any warranty obligations, prior to the Closing Date, except as provided in Section 2.9;

(f) any liability arising out of or in any way connected with pending or threatened litigation, resulting from or in any way connected with the operation of the Business or otherwise relating to the Purchased Assets prior to the Closing Date, whether or not disclosed to Buyer;

(g) any other liability arising from or relating to any Excluded Asset, or any debt or liabilities incurred, prior to the Closing Date that is not included in the Assumed Liabilities;

(h) liabilities arising from any breach or default, prior to the Closing Date, of or under any agreement, contract, lease or commitment referred to in Section 1.1(h);

(i) liabilities incurred in connection with any business or activity of Seller other than the Business conducted at the Facility on the Closing Date;

(j) liabilities for any claims, other than claims in respect of which Buyer is responsible or has agreed to indemnify Seller pursuant to any other provision of this Agreement, in respect of any period prior to such employee’s date of hire by Buyer (A) made by any employees of Seller or (B) pursuant to any collective bargaining agreement;

(k) liabilities for any claims made by any agent or consultant of Seller against Seller in respect of such agent’s or consultant’s contract with Seller or any services rendered by such Person to Seller;

(l) liabilities under any customer rebate program except as provided in Section 6.7;

(m) liabilities under any contract or understanding with any customer or vendor that sets forth terms and conditions under which the Seller and such customer or vendor conduct business but under which there is no binding commitment to buy or sell products; and

(n) liabilities with respect to accrued vacation, other than the Assumed Accrued Vacation Liability.

2.5 Settlement Statement. The parties acknowledge that in connection with Closing a calculation of the Cash Consideration was made as part of a settlement statement (i) prepared by Seller (ii) after consultation with and with the assistance of Buyer in a manner consistent with Schedule 2.2(a), Schedule 2.2(b) and Schedule 2.3, and signed by the parties in connection with the Closing deliveries (the “Closing Settlement Statement”).

2.6 Allocation of Purchase Price. The parties hereto shall agree to an allocation of the Purchase Price among the Purchased Assets within one hundred eighty (180) days of the date hereof, which shall be based on the values for the Purchased Assets as agreed upon by Buyer and Seller and which allocation shall be in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder. Such allocation shall include an amount equal to $4,900,000 to be allocated to the Owned Real Property. Buyer and Seller each covenant and agree to act reasonably with respect to the determination of the allocation of the Purchase Price among the Purchased Assets. Buyer and Seller each agree that it will adopt and utilize, and will cause its Affiliates to adopt and utilize, such agreed values for purposes of all federal, provincial, state, and other Tax Returns (as hereinafter defined) filed by it and in the preparation of financial statements and will not voluntarily take, or permit to be voluntarily taken, any position inconsistent therewith upon examination or audit by any taxing authority of any such Tax Return, in any claims, in any litigation or otherwise with respect to such Tax Returns; provided however, that nothing contained herein shall prevent Buyer or Seller from settling any proposed deficiency or adjustment by any Government Authority based upon or arising out of such purchase price allocation, and neither Buyer nor Seller shall be required to litigate before any court, any proposed deficiency or adjustment by any Government Authority challenging such purchase price allocation. Buyer on the one hand and Seller on the other hand, as the case may be, shall indemnify, reimburse and save harmless the other in respect of any additional Tax (as hereinafter defined), and legal and/or accounting costs paid or incurred by the other as a result of the failure of the indemnifying party or its affiliates to file as aforesaid.

2.7 Transfer Taxes. Buyer shall be responsible for and shall pay all federal and provincial sales taxes, goods and services taxes, land transfer taxes and other real property transfer taxes and all other taxes, duties or other like charges properly payable upon and in connection with the conveyance and transfer of the Purchased Assets to Buyer save and except for any income or corporation taxes imposed on and payable directly by the Seller and any payments required of Seller pursuant to Section 6.1 hereof.

2.8 Tax Elections. If applicable, at the Closing Buyer and Seller shall execute jointly an election under Section 167 of the Excise Tax Act (Canada) to have the sale of the Purchased Assets take place on a goods and services tax-free basis under Part IX of the Excise Tax Act (Canada) Buyer shall file the election in the manner and within the time prescribed by the relevant legislation. Buyer shall indemnify and hold Seller harmless in respect of any goods and services tax, penalties, interest and other amounts which may be assessed against Seller as a result of the transactions under this Agreement not being eligible for such election or as a result of the Buyer’s failure to file the election within the prescribed time.

2.9 Certain Warranty Obligations. As set forth in Section 2.3, Buyer hereby assumes all of Seller’s contractual obligations and liabilities (other than for shortages and specifically excluding, without limitation, any product liability claims) under those warranties of Seller described on Schedule 4.19 annexed hereto with respect to only those products meeting all of the criteria in the following (i)-(iv): (i) products that are manufactured by Seller at the Facility, (ii) products that are sold prior to the Closing Date, (iii) products returned to Buyer on or after the Closing Date and (iv) products for which Seller has not received payment from the customer. Products returned by customers pursuant to such warranties shall be treated as Purchased Assets and Seller shall have no ownership rights in such returned products. As set forth in Section 2.1, Seventy Two Thousand Dollars ($72,000) of the Purchase Price is hereby allocated to the covenants and rights set forth in this Section 2.9.

ARTICLE III.

CLOSING OF PURCHASE AND SALE

The closing of the purchase and sale provided for herein (the “Closing”) occurred simultaneously with the execution of this Agreement (the date of such execution and Closing, the “Closing Date”) and shall be effective as of 11:59 p.m. on the Closing Date.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF SELLER

As an inducement to Buyer’s entering into this Agreement and consummating the transactions contemplated hereby, and with the knowledge that Buyer shall rely thereon, Seller makes the following representations and warranties to Buyer, each of which shall survive the Closing of the transactions as provided for in Section 8.1 below.

4.1 Due Organization, Good Standing and Qualification. Seller is an unlimited liability company duly organized, validly existing and in good standing under the laws of Nova Scotia and has all power and lawful authority to carry on its business as it is now being conducted, and to own or lease and operate its properties and assets as now owned, leased, or operated by it. Seller is duly qualified or licensed to transact business and is in good standing in each jurisdiction in which the nature of its business or the ownership of its properties makes such qualification necessary.

4.2 Authority of Seller.

(a) Seller has all requisite unlimited liability company power and authority to execute and deliver this Agreement and the other agreements required to be executed and delivered by it hereunder (this Agreement and such other agreements being hereinafter called the “Seller’s Documents”) and to carry out the transactions contemplated hereby and the entering into of the Seller’s Documents and the transactions contemplated therein have been duly authorized and approved by all required unlimited liability company action of Seller. Once executed, the Seller’s Documents shall be valid and binding agreements of Seller, enforceable against Seller in accordance with their respective terms.

(b) Except as set forth in Schedule 4.2(b) annexed hereto, no material consent, authorization or approval of, or declaration, filing or registration with, any governmental or regulatory authority, or any consent, authorization or approval of any other third party, is necessary in order to enable Seller to enter into and perform its obligations under the Seller’s Documents. Neither the execution and delivery of the Seller’s Documents nor the consummation of the transactions contemplated thereby will:

(i) conflict with, require any consent under, result in the violation of, or constitute a breach of any provision of the Certificate of Incorporation or Articles of Association of Seller;

(ii) conflict with, require any consent under, result in the violation of, constitute a breach of, or accelerate the performance required on the part of Seller by the terms of, any material evidence of indebtedness or material contract, lease, commitment or agreement to which Seller is a party, in each case with or without notice or lapse of time or both, including any mortgage or deed of trust or other agreement creating a Lien (as hereinafter defined) to which any material property of Seller is subject, or permit the termination of or acceleration of performance under any such contract, lease, commitment or agreement by another person;

(iii) result in the creation or imposition of any Lien other than a Permitted Lien on any property or asset of Seller constituting any portion of the Purchased Assets;

(iv) conflict with or result in the breach or violation of any writ, judgment, order, injunction, decree or award of any court or governmental body or agency or arbitration tribunal that is binding on Seller;

(v) constitute a violation by Seller of any applicable statute, law or regulation; or

(vi) violate or cause any revocation of or limitation on any Permit (as hereinafter defined).

4.3 Liens and Good Title. Seller has and at the Closing Buyer will receive, good and marketable title to all of the Purchased Assets free and clear of all mortgages, liens, security interests, claims, pledges, licenses, equities, options, conditional sales contracts, assessments, levies, easements, covenants, reservations, restrictions, rights-of-way, exceptions, limitations, charges or encumbrances of any nature whatsoever (collectively, “Liens”) other than Permitted Liens. “Permitted Liens” means Liens for current property Taxes not yet due and payable; such encumbrances, if any, that, in the aggregate do not materially and adversely detract from the value of or materially and adversely interfere with the present use or operation of the Facility or the Purchased Assets and those Liens disclosed in Schedule 4.3.

4.4 Financial Statements. Seller has heretofore furnished Buyer with true and complete copies of the unaudited balance sheet of the Business as of December 31, 2005 and unaudited statements of income for the fiscal years ended December 31, 2004 and December 31, 2005, true and correct copies of which are attached hereto as Schedule 4.4 annexed hereto (the “Seller Financial Documents”). Except as otherwise noted therein, the Seller Financial Documents, including any footnotes thereto, have been prepared in accordance with GAAP consistently applied for the periods indicated thereon. The Seller Financial Documents fairly present the financial condition of the Business and its income for the periods indicated. Except as otherwise noted therein, all aspects of the net working capital assets are reflected on the Seller Financial Documents in accordance with GAAP. For purposes of this Agreement any reference made to “GAAP” shall be deemed to be to United States generally accepted accounting principles applicable as at the date on which such principles are to be applied or on which any calculation or determination is required to be made in accordance with generally accepted accounting principles.

4.5 Recent Developments. Except as set forth on Schedule 4.5 annexed hereto, since December 31, 2005 there has not been, and to the knowledge of Seller no fact or condition exists in or with respect to the Purchased Assets or the Assumed Liabilities which would be reasonably expected to have any Material Adverse Effect with respect to the Business. Except as set forth on Schedule 4.5 annexed hereto, since December 31, 2005 and with regard to the Facility or the Business, Seller has not received any written notice of termination of any material agreement given by another party to such agreement. Except as set forth on Schedule 4.5, since December 31, 2005 there has not been any Material Adverse Change in the relations of Seller with any of its key employees, lessors, customers, suppliers or others having business relations with Seller concerning the Facility. “Material Adverse Change” or “Material Adverse Effect” means, with respect to any Person, any material adverse change in or effect upon (A) the business, operations, assets, liabilities, condition (financial or otherwise) or results of operations of such Person taken as a whole, or (B) the ability of such Person to consummate the transactions contemplated by this Agreement or any other agreement or document contemplated hereby. Notwithstanding the foregoing, a Material Adverse Change or Material Adverse Effect shall not include any adverse effect attributable to (x) a decline in general economic or business conditions, (y) a decline or change in general industry conditions or conditions related to the economic sector specific to such Person’s business, or (z) a decline, after the Closing, in the Business attributable to any negative response from customers or other third parties upon learning of the acquisition of the Business by Buyer and the transactions contemplated by this Agreement.

4.6 Litigation. Except as set forth in Schedule 4.6 annexed hereto, there is no action, suit, proceeding at law or in equity by any person or entity, or any arbitration, investigation, charges, or any administrative or other proceeding by or before any governmental, quasi-governmental or other instrumentality or agency, pending, or, to the knowledge of Seller, threatened, against or affecting Seller with regard to the Purchased Assets, or relating to the Business or any of the Assumed Liabilities. Seller is not subject to any judgment, order or decree entered in any lawsuit or proceeding relating to (i) the Purchased Assets, (ii) the Assumed Liabilities, (iii) the Business, or (iv) the transactions contemplated by this Agreement. Except as set forth in Schedule 4.6 annexed hereto, (i) no claims are pending or to Seller’s knowledge threatened against Seller for product liability with respect to products sold by Seller which were manufactured at or shipped from the Facility and (ii) Seller has not received any written communications from or citations or decisions by any governmental or regulatory body that any product manufactured, marketed or distributed by Seller in connection with its operations at the Facility (“Product”) is defective or fails to meet any standards promulgated by any such governmental or regulatory body. To the knowledge of Seller, there is no fact relating to any Product that is reasonably likely to impose upon Seller or Buyer a duty to recall any Product or a duty to warn customers of a defect in any Product.

4.7 Taxes.

(a) There are no Liens on any of the assets of Seller that arose in connection with any failure (or alleged failure) to pay any Tax, and all Taxes (whether or not shown on a Tax Return) have been paid to the extent that nonpayment would result in a Lien on any Purchased Asset, other than Liens for current real property Taxes not yet due and payable. The Seller has fulfilled all requirements under the Income Tax Act (Canada) and the Regulations thereto, the Canada Pension Plan, the Employment Insurance Act (Canada) and any applicable federal and provincial legislation for employer contributions or withholding of amounts from employees and has remitted all amounts withheld and the applicable employer contributions to the appropriate authorities within the prescribed times.

(b) Seller is not a “non-resident” of Canada within the meaning of Section 116 of the Income Tax Act (Canada), as amended. Seller is registered for the purposes of goods and services tax under Part IX of the Excise Tax Act (Canada) and its registration number is 862146321RT4.

(c) None of the Assumed Liabilities is an obligation to make a payment that is not deductible pursuant to § 280G of the U.S. Internal Revenue Code of 1986, as amended.

(d) For purposes of this Agreement, “Tax” or “Taxes” shall mean all taxes, assessments, charges, dues, duties, rates, fees, imposts, levies and similar charges of any kind lawfully levied, assessed or imposed by any Governmental Authority (as defined in Section 9.1) under any applicable Tax Legislation (as hereinafter defined), including, Canadian or United States federal, provincial, territorial, municipal and local, foreign or other income, capital, goods and services, sales, use, consumption, excise, value-added, business, real property, personal property, transfer, franchise, withholding, payroll, or employer health taxes, customs, import, anti-dumping or countervailing duties, Canada Pension Plan contributions, employment insurance premiums, and provincial workers’ compensation payments, including any interest, penalties and fines associated therewith imposed by a Governmental Authority; “Tax Returns” shall mean all reports, elections, returns, and other documents required to be filed under the provisions of any Tax Legislation and any tax forms required to be filed, whether in connection with a Tax Return or not, under any provisions of any applicable Tax Legislation; and “Tax Legislation” shall mean collectively, the Income Tax Act (Canada), as amended; the U.S. Internal Revenue Code of 1986, as amended; and all federal, provincial, territorial, municipal, foreign, or other statutes imposing a Tax, including all treaties, conventions, rules, regulations, orders, and decrees of any jurisdiction.

4.8 Inventory. Except as set forth on Schedule 4.8 annexed hereto, all Inventory (a) is located at the Facility and (b) has been acquired by Seller only in bona fide, arms-length transactions entered into in the ordinary course of business. Except as described on Schedule 4.8, and except for obligations under warranty programs disclosed in Section 4.19 hereof, Seller is not under any liability or obligation with respect to the return of inventory in the possession of wholesalers, retailers, or other customers, including any obligation under consignment arrangements or tolling arrangements.

4.9 Compliance with Laws.

(a) Except as set forth on Schedule 4.9(a) annexed hereto, Seller with regard to the Business is, at all times within the last five years has been, and, to the knowledge of Seller, during the period beginning on the date of Seller’s acquisition of the Business and ending on the date five years prior to the date of this Agreement was, in compliance with all applicable federal, provincial, state, local and foreign laws, ordinances, orders, rules and regulations (collectively, “Laws”), including, without limitation, those applicable to discrimination, occupational health and safety, competition and pricing, product warranties, zoning and land use, building and sanitation, employment standards, pay equity, personal data protection, workers’ compensation, retirement, labour relations, and product advertising. Except as set forth on Schedule 4.9(a), Seller has not, within the last three years, received any written notice from any governmental authority of a violation of law by Seller related to the Business.

(b) Seller has delivered to Buyer copies of the NEER Firm Summary Statement relating to the Facility, as well as copies of all orders, charges and notices of compliance issued in the past three years under the Occupational Health and Safety Act, as amended, and under all other applicable health and safety laws and regulations. The material deficiencies, if any, noted on such orders have been corrected.

(c) Seller has all licenses, permits, franchises, concessions, approvals, authorizations and consents of all governmental and regulatory authorities and all certification organizations required for the conduct of the Business (collectively “Permits”). All such Permits are described on Schedule 4.9(c) annexed hereto, are in full force and effect, and will not be adversely affected or made subject to loss or limitation as a result of the transactions contemplated hereby except as set forth on Schedule 4.9(c). Except as set forth on Schedule 4.9(c), Seller (including its operations, properties, whether owned or leased, and assets) is and has been in compliance with all such Permits. Seller has not received any notice of non-renewal of any Permit.

4.10 Intentionally Omitted.

4.11 Contracts.

(a) Except as listed on Schedule 4.11(a) annexed hereto, Seller is not a party to any written or legally binding oral:

(i) agreement, contract, or commitment with any current or former employee or consultant or for the employment or engagement of any person, including any consultant or other independent contractor, who is engaged in or provides services in connection with the conduct of the Business;

(ii) distribution, dealer, representative, or sales agency agreement, contract, or commitment relating to the Business;

(iii) lease under which Seller is lessor relating to the Purchased Assets or any property at which the Purchased Assets are located;

(iv) note, debenture, bond, equipment trust agreement, letter of credit agreement, loan agreement, or other contract or commitment for the borrowing or lending of money relating to the Business or agreement or arrangement for a line of credit or guarantee, pledge, or undertaking of the indebtedness of any other person relating to the Business if and to the extent any of the foregoing constitutes an Assumed Liability or which would result in a lien on the Purchased Assets;

(v) agreement, contract or commitment for any charitable or political contribution relating to the Business;

(vi) contract, agreement or commitment involving hedging or containing any fixed price or other pricing terms not customary in the industry;

(vii) contract, agreement or commitment with any employee of Seller which would grant such employee any rights in excess of the minimum rights granted to employees by applicable law, other than the Collective Agreement and the Employee Plans/Agreements;

(viii) agreement, contract or commitment limiting or restraining the Business or any successor thereto from engaging or competing in any manner or in any business, nor, to Seller’s knowledge, is any employee of Seller engaged in or providing services in connection with the conduct of the Business subject to any such agreement, contract, or commitment;

(ix) agreement, contract, or commitment relating to the Business not made in the ordinary course of business;

(x) agreement, contract, commitment or transaction with any affiliate of Seller; or

(xi) agreement, contract or commitment that is related to the Business or the Purchased Assets that requires or could reasonably be expected to require any party thereto to pay $25,000(CAN) or more to the other party or which would obligate Seller to sell or purchase products for any extended period of time, including, without limitation, open purchase or sales orders for the purchase or sale of products or the provision or receipt of services involving $25,000(CAN) or more.

Each of the contracts required to be disclosed on Schedule 4.11(a) are collectively referred to as the “Material Contracts.” A true and correct copy (and, if oral, a complete description) of each Material Contract, along with all modifications, amendments, renewals or extensions thereof, has been provided to Buyer.

(b) Schedule 4.11(b) annexed hereto contains a true and correct list of all commitments for capital expenditures that have been approved or made prior to the date hereof in excess of $75,000(CAN) by Seller and that remain outstanding as of the date hereof.

(c) Each of the contracts constituting a portion of the Purchased Assets is legally enforceable and in full force and effect and there exists no breach or violation of or default under any such contract or any event which, with notice or the lapse of time, or both, will create a breach or violation thereof or default thereunder by Seller or, to the knowledge of Seller, any other party to such contracts. Except as set forth on Schedule 4.11(c) annexed hereto, each Material Contract is fully assignable to Buyer pursuant to this Agreement without the consent of any third party.

(d) Except as indicated on Schedule 4.11(d) annexed hereto, there exists no actual or, to the knowledge of Seller, threatened termination, cancellation, or limitation of, or amendment, modification, or change to any Material Contract.

(e) Except as disclosed on Schedule 4.11(e) annexed hereto, Seller has not granted any power of attorney affecting or with respect to the Business or the Purchased Assets that remains outstanding.

4.12 Real Property.

(a) Schedule 1.1(a) annexed hereto sets forth all the Owned Real Property. Except as set forth on Schedule 1.1(a) and Schedule 4.3, which sets out the Permitted Liens affecting the Owned Real Property, Seller holds good, valid and marketable title in fee simple to the Owned Real Property and there are no pending or threatened condemnation or expropriation proceedings in respect of the Owned Real Property.

(b) There are no agreements, options, contracts or commitments to sell, transfer or dispose of the Owned Real Property or any interest therein or which would restrict the ability of Seller to transfer the Owned Real Property, and no person has any right to occupy or use the Owned Real Property or any part thereof other than Seller. Seller has adequate rights of ingress and egress to and from all of the buildings and structures for the operation of the Facility in the ordinary course. Except as set forth and described in Schedule 4.12(b), none of the buildings and structures, or the operation or maintenance thereof, violates any restrictive covenant or any provision of any Laws or encroaches on any property owned by others, and without limiting the generality of the foregoing:

(i) the Owned Real Property and the current uses thereof by Seller comply in all material respects with all Laws or are legally non-conforming thereto;

(ii) no alterations, repairs, improvements or other work have been ordered, directed or requested in writing under any Laws by any person with respect to the Owned Real Property or the buildings and structures or with respect to any of the plumbing, heating, elevating, water, drainage or electrical systems, fixtures or works, which alteration, repair, improvement or other work has not been completed;

(iii) all accounts for material, work and services with respect to the Owned Real Property (except for current accounts the payment dates of which have not yet passed) have been fully paid and satisfied and no person is entitled to claim a lien under the Construction Lien Act (Ontario); and

(iv) there is nothing owing by Seller in respect of the supply to or the use by it of water, gas, electrical power or energy, steam or hot water, or other utilities relating to the Owned Real Property (except for current accounts the payment dates of which have not yet passed).

(c) As of the date hereof, Seller does not lease any real property with respect to the Business.

4.13 Fixed Assets. Schedule 4.13 annexed hereto is a copy of the fixed asset register which sets forth a substantially true and complete list of each item of personal property relating to the Business (other than the Excluded Assets) as of the date hereof. Except as set forth on Schedule 4.13 annexed hereto, all machinery, equipment, tools, furniture, leasehold improvements, trade fixtures, vehicles, structures, or any related capitalized items and other tangible property used to conduct the Business of Seller at the Facility as such Business is currently conducted (the “Fixed Assets”) are included as part of the Purchased Assets.

4.14 Intellectual Property.

(a) Schedule 1.1(g) annexed hereto sets forth a true and complete list of the Intellectual Property, and the Intellectual Property so listed is all of the intellectual property that is material to the operation of the Business.

(b) The Intellectual Property, together with the rights granted to the Buyer under the Third Party Licenses (as hereinafter defined), are sufficient for Buyer to operate the UpCaster System as it is currently being operated and, except as set forth on Schedule 4.14, include all licenses and approvals necessary to own and operate the UpCaster System, including, without limitation, any operating licenses from Outokumpu.

(c) Except as set forth on Schedule 4.14 annexed hereto, (i) Seller has not granted to any third party any material rights or material permissions to use any Intellectual Property; (ii) Seller has not received any written notice or claim challenging Seller’s ownership or rights in the Intellectual Property or claiming that any other person or entity has any legal or beneficial ownership with respect thereto or challenging the validity or enforceability of the Intellectual Property; (iii) to the knowledge of Seller, neither Seller’s operation of the Business nor Seller’s use of the Intellectual Property prior to the Closing has infringed, violated or interfered with or constituted a misappropriation of any right, title or interest (including, without limitation, any patent, copyright, trademark or trade secret right) held by any other person or entity; and (iv) Seller has not received any written notices claiming that any of the Intellectual Property infringes, violates or interferes with or constitutes a misappropriation of the intellectual property rights of any person or entity. Seller is not aware of any infringement, violation or interference with or misappropriation of any of the Intellectual Property by any person or entity.

(d) Seller does not own any patents.

(e) All trademarks included in the Registered Intellectual Property that have been registered with the Canadian Intellectual Property Office and/or any other jurisdiction are currently in compliance with formal legal requirements (including, without limitation, the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable, and, except as set forth on Schedule 4.14 annexed hereto, are not subject to any maintenance fees or taxes or actions falling due within thirty (30) calendar days after the Closing Date. In each case where any such trademark is held by Seller by assignment, except as set forth on Schedule 4.14 annexed hereto, the assignment has been duly recorded with the jurisdiction of registration. No such trademark is involved in any opposition, invalidation or cancellation proceeding and, to the knowledge of Seller, no such action is threatened with respect to any such trademark.

(f) All copyrights included in the Registered Intellectual Property that have been registered are currently in compliance with formal legal requirements, are valid and enforceable, and are not subject to any fees or taxes or actions falling due within thirty (30) calendar days after the Closing Date. In each case where any such copyright is held by Seller by assignment, the assignment has been duly recorded with the jurisdiction of registration.

(g) Except as set forth on Schedule 4.14 annexed hereto, Seller has obtained from all individuals who participated in any respect in the invention or authorship of any Intellectual Property owned by Seller (whether as employees of Seller, as consultants, as employees of consultants or otherwise) (other than with respect to Intellectual Property obtained by assignment from non-individual third parties) effective waivers of any and all ownership and moral rights of such individuals in such Intellectual Property, and (including Intellectual Property obtained by assignment from non-individual third parties) assignments to Seller of all rights with respect thereto. To the knowledge of Seller, no officer or employee of Seller is subject to any agreement with any other person or entity which requires such officer or employee to assign any interest in inventions or other Intellectual Property or keep confidential any trade secrets, proprietary data, customer lists or other business information of third parties or which restricts such officer or employee from engaging in competitive activities or solicitation of customers, the breach of which would reasonably be expected to have an adverse effect on the Business.

(h) Schedule 4.14 annexed hereto sets forth a list of all intellectual property used in the Business and for which Seller does not own all right, title and interest (other than “shrink-wrap” software licensed in the ordinary course of business) (collectively, the “Third Party Technology”), and all Contracts pursuant to which Seller has the right to use the Third Party Technology (the “Third Party Licenses”). The Seller has the lawful right to use (free of any material restriction not expressly set forth in the Third Party Licenses) all Third Party Technology that is used in the Business. Seller has not received written notice that any party to any such license intends to cancel, terminate or refuse to renew (if renewable) any such Third Party License or to exercise or decline to exercise any option or right thereunder. Seller has at all times used the Third Party Technology in material compliance with all of the terms of the Third Party Licenses.

4.15 Customers. Schedule 4.15 annexed hereto contains a true and correct list of the 25 largest customers, as measured and ranked by revenues and product pounds from such customers of the Business during the fiscal year ended December 31, 2005. Except as set forth on Schedule 4.15 annexed hereto, no customer of the Business received or is entitled to receive, upon the attainment of specified sales volumes or otherwise, and no customer of the Business has been offered the opportunity to receive an incentive, discount, refund, rebate, credit (whether for products or for cash) or other price allowance of any kind.

4.16 Labour Relations.

(a) Seller has paid, or will pay in a timely manner, to its employees employed at the Facility (the “Employees”) all wages, salaries, commissions, bonuses and other compensation for all services performed by them to the Closing Date;

(b) Seller has paid, or will pay in a timely manner, all benefits, payroll-related Taxes and benefit premiums and vacation pay (other than Assumed Accrued Vacation Liability), if any, that is due and payable as a result of the employment of Employees by Seller and is not subject to any claim for non-payment or non-performance of any of the foregoing; provided that nothing herein shall reduce or offset Buyer’s obligations as set forth in Section 6.1;

(c) Seller is in material compliance with all applicable federal, provincial and local laws and regulations respecting employment practices, labour relations and employment standards and all terms of the Collective Agreement with regard to its operations at the Facility. Seller is not aware of any unfair labour practice complaint against Seller with regard to its operations at the Facility, pending before the Ontario Labour Relations Board. There is no labour strike, dispute, slowdown or stoppage pending, or to the knowledge of Seller, threatened, against Seller, with regard to its operations at the Facility. Except as set forth on Schedule 4.16 annexed hereto, to the knowledge of Seller, no grievance, complaint or proceeding alleging discriminatory practices, wrongful dismissal, constructive dismissal, or breach of employment standards or pay equity requirements is pending and no claim therefor has been asserted against Seller, with regard to its operations at the Facility. Except for the collective agreement between Seller and CAW-Canada Local 370 (the “Collective Agreement”) and with regard to Seller’s operations at the Facility, no collective bargaining representative has applied for certification, has been voluntarily recognized or is certified to represent any group of Employees; Seller is not aware of any organizational effort or campaign by any labour union or employee association that affects or might affect employment of any Employee; and Seller is not a party to any collective bargaining agreement with respect to any of the Employees; and

(d) To Seller’s knowledge, Seller does not employ any Employee pursuant to a restrictive work authorization.

4.17 Employee Benefit Plans.

(a) Schedule 4.17 sets forth a complete list of all compensation, bonus, deferred compensation, incentive compensation, share purchase, share appreciation, share option, severance or termination pay, vacation pay, hospitalization or other medical, health and welfare benefits, life or other insurance, dental, disability, salary continuation, supplemental unemployment benefits, profit-sharing, mortgage assistance, employee loan, employee discount, employee assistance, pension, retirement or supplemental retirement benefit plan, arrangement or agreement, including any defined benefit or defined contribution pension plan and any group registered retirement savings plan, and any other similar employee benefit plan, arrangement or agreement, whether formal or informal, funded or unfunded, including policies with respect to holidays, sick leave, vacations, expense reimbursements and automobile allowances and rights to company-provided automobiles, that are sponsored or maintained or contributed to or required to be contributed to, by Seller or its affiliates for the benefit of any of the persons employed or formerly employed at the Facility, or beneficiaries of either of them, whether or not insured, but not including any statutory or governmental plan or program to which Seller or its affiliates are required to contribute pursuant to applicable Laws. The Pension Plan for the Employees of NOMA Company (Financial Services Commission of Ontario registration number 0508655) (the “Seller’s Pension Plan”) is the only registered pension plan (as defined under applicable Laws) in which Employees participate, and provides and has always provided only defined contribution benefits to Employees and former Employees. The items described in this paragraph are hereinafter sometimes referred to collectively as “Employee Plans/Agreements,” and each individually as an “Employee Plan/Agreement.” Copies of the current plan text or current agreement of each written and a complete description of each oral Employee Plan/Agreement, as amended to the date hereof, have been provided to Buyer.

(b) To Seller’s knowledge, no Employee Plan/Agreement is subject to the Laws of the United States or any state thereof.

(c) Each Employee Plan/Agreement has been administered in accordance with applicable Laws and their respective terms, except for such noncompliance which individually or in the aggregate will not have a Material Adverse Effect on the Business or its financial condition. With respect to each Employee Plan/Agreement, (i) all payments, contributions or premiums required to be remitted or paid to or in respect of each Employee Plan/Agreement in respect of the period prior to the Employee’s date of hire by Buyer have been or will be remitted and paid in a timely fashion in accordance with the terms thereof and any applicable Law; and (ii) all amounts properly accrued to date as liabilities of Seller which have not been paid have been properly recorded on the books of Seller.

(d) Seller has provided Buyer with a schedule setting forth a complete and accurate list of all accrued vacation benefits earned by the Employees but unused as of the Closing.

4.18 Intentionally Omitted.

4.19 Warranties. Schedule 4.19 annexed hereto sets forth a copy of the standard written warranties which are currently in effect and provided by Seller in connection with the sale or distribution of products produced at the Facility along with any other warranty under which the Seller or Buyer may have any liability with respect to products sold or services rendered at or from the Facility at or prior to Closing or after Closing pursuant to contractual commitments entered into prior to Closing.

4.20 Employees. Schedule 4.20 annexed hereto sets forth the title, date of hire/service and total annual compensation (measured for the last twelve full calendar months or annualized if for a period of less than twelve full calendar months) from Seller of each Employee, consultant or agent of Seller at the Facility. Seller has not made a commitment or agreement to increase the compensation or the benefits payable under any Employee Plan/Agreement, or to modify the conditions or terms of employment of any such person, except increases occurring in the customary practices or in accordance with existing employment agreements or plans and changes required by applicable law. None of such persons has communicated to Seller or to any of its officers or directors that such person intends to cancel or otherwise terminate such person’s employment at the Facility as a result of the consummation of the transactions contemplated hereby and no Employee, consultant, or agent has any retention or similar agreement with Seller or any agreement which provides benefits upon a change of control.

4.21 Purchased Assets Complete. To the knowledge of Seller, the Purchased Assets are sufficient to conduct the Business in the same manner as it is currently conducted by Seller. To the knowledge of Seller, the Purchased Assets are maintained in accordance with good business practices. To the knowledge of Seller, as of the date of this Agreement, no Purchased Asset requires any extra-ordinary maintenance or repair. To the knowledge of Seller, except as set forth on Schedule 4.21, no third party holds an interest in any asset required to conduct the Business as currently conducted by Seller. Immediately after the Closing, except as set forth on Schedule 4.21 or in the Transition Services Agreement, neither Seller nor any affiliate of Seller will hold an interest in any asset required to conduct the Business as currently conducted by Seller.  For purposes of this Section 4.21, knowledge of Seller means the knowledge of John Cowen, Kevin Dancy and John McLarty.

4.22 Broker’s or Finder’s Fees. No agent, broker, person or firm acting on behalf of Seller is, or will be, entitled to any commission or broker’s or finder’s fees from any of the parties hereto, or from any person controlling, controlled by or under common control with any of the parties hereto, in connection with any of the transactions contemplated herein.

4.23 Disclosure. To the knowledge of Seller, no representation or warranty by Seller in this Agreement, nor any certificate, schedule, or exhibit hereto furnished to Buyer by or on behalf of Seller pursuant to this Agreement, contains any untrue statement of material fact or omits a material fact necessary to make the statements contained therein not misleading.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer makes the following representations and warranties to Seller, each of which is true and correct on the date hereof and shall survive the Closing to the extent provided herein.

5.1 Existence and Good Standing of Buyer. Buyer is an unlimited liability company duly organized, validly existing and in good standing under the laws of Nova Scotia. Buyer has full company power and authority to make, execute, deliver and perform this Agreement, and this Agreement has been duly authorized and approved by all required company action of Buyer.

5.2 Authority of Buyer.

(a) Buyer has all requisite company power and authority to execute and deliver this Agreement and the other agreements required to be executed and delivered by it hereunder (this Agreement and such other agreements being hereinafter called the “Buyer’s Documents”) and to carry out the transactions contemplated hereby. The Buyer’s Documents will be valid and binding agreements of Buyer enforceable against Buyer in accordance with their respective terms.

(b) Except as set forth in Schedule 5.2(b) annexed hereto, no material consent, authorization or approval of, or declaration, filing or registration with, any governmental or regulatory authority, or any consent, authorization or approval of any other third party, is necessary in order to enable Buyer to enter into and perform its obligations under the Buyer’s Documents. Neither the execution and delivery of the Buyer’s Documents nor the consummation of the transactions contemplated thereby will:

(i) conflict with, require any consent under, result in the violation of, or constitute a breach of any provision of the Certificate of Incorporation or Articles of Association of Buyer;

(ii) conflict with, require any consent under, result in the violation of, constitute a breach of, or accelerate the performance required on the part of Buyer by the terms of, any material evidence of indebtedness or material contract, lease, commitment or agreement to which Buyer is a party, in each case with or without notice or lapse of time or both;

(iii) conflict with or result in the breach or violation of any writ, judgment, order, injunction, decree or award of any court or governmental body or agency or arbitration tribunal that is binding on Buyer; or

(iv) constitute a violation by Buyer of any applicable statute, law or regulation.

5.3 Litigation. There is no claim, action, proceeding or investigation pending or threatened against or relating to Buyer before any court or governmental or regulatory authority or body with respect to which there is a substantial possibility of a determination which would (a) have a Material Adverse Effect on the operations or financial condition of Buyer, or (b) prevent or delay the transactions contemplated by this Agreement; and Buyer is not subject to any outstanding order, writ, injunction or decree which would prevent or delay the transactions contemplated by this Agreement.

5.4 Broker’s or Finder’s Fees. No agent, broker, person or firm acting on behalf of Buyer is, or will be, entitled to any commission or broker’s or finder’s fees from any of the parties hereto, or from any person controlling, controlled by or under common control with any of the parties hereto, in connection with any of the transactions contemplated herein.

5.5 Goods and Services Tax Registration. Buyer is registered for the purposes of the goods and services tax under Part IX of the Excise Tax Act (Canada) and its registration number is 809168545-RT0001.

5.6 Disclosure. To the knowledge of Buyer, no representation or warranty by Buyer in this Agreement, nor any certificate, schedule, or exhibit hereto furnished to Seller by or on behalf of Buyer pursuant to this Agreement, contains any untrue statement of material fact or omits a material fact necessary to make the statements contained therein not misleading.

ARTICLE VI.

COVENANTS OF SELLER AND BUYER

Seller on the one hand, and Buyer on the other hand, as applicable, hereby covenant as follows:

6.1 Employee Matters

(a) As of the date hereof, Buyer has offered employment to each of the Employees, other than those on Schedule 6.1(a) (the “Excluded Employees”). The offer to any Employee who is not a member of the bargaining unit covered by the Collective Agreement (a “Union Employee”) who is absent on an approved leave of absence or due to illness or disability shall be conditional on the Employee’s subsequent reporting to work in accordance with the terms of the Employee’s leave or approved absence provided that such return to work occurs within one year following the Closing Date, or such longer period as required by applicable Laws. Seller shall remain responsible for the provision of such benefits as are required to be provided to any such Employee for the duration of the Employee’s approved absence or employment by Seller. Buyer’s offers of employment included at a minimum the following provisions (the “Offer Terms”): (i) Union Employees are employed by Buyer on terms and conditions established by the Collective Agreement; (ii) all Employees other than Union Employees who accept such offer are employed by Buyer on substantially equivalent terms and conditions in the aggregate as presently exist for such employment by Seller other than any benefits being provided under Parent’s Key Employee Retention Plan; and (iii) Buyer recognizes past service with Seller to the extent recognized by Seller for all purposes, including without limitation those provided under Sections 6.1(b) and 6.1(e), statutory or otherwise, other than in respect of accrual of benefits, in respect of all Employees who are employed by Buyer pursuant to this Agreement on and after the Closing Date. Each Employee who accepts Buyer’s offer of employment made pursuant to this Agreement is referred to herein as a “Transferred Employee.” Notwithstanding any other provision of this Agreement to the contrary, Buyer shall indemnify and hold harmless Seller from any Employment Liability. “Employment Liability” means any Loss arising out of, resulting from, relating to or in connection with (i) the termination of the employment of the Excluded Employees by Seller, up to a maximum liability for all such Employees of CDN$457,280; (ii) any failure by Buyer to include the Offer Terms in its offer of employment to each Employee described herein or to comply with the Offer Terms with respect to each Transferred Employee; (iii) any Transferred Employee in respect of periods from and after the date of hire by the Buyer; and (iv) any severance or other amounts paid by Seller in connection with the termination of any Employee that (A) is not a Transferred Employee and (B) becomes employed by or otherwise provides services to Buyer or any of its affiliates with respect to the Business, regardless of whether such employment or provision of services takes place at the Facility, at any time prior to the first anniversary of the Closing Date. Seller and Buyer contemplate that this Agreement will not interrupt operations at the Facility and that Buyer will continue to operate the Facility after Closing with substantially the same workforce Seller employed at the Facility on the date of Closing. Nothing herein express or implied confers upon any Employee or former Employee any right to continue in Buyer’s employment for any period or at any level of compensation or benefits after the Closing Date. Nothing herein express or implied confers upon any Employee or former Employee any rights or remedies of any nature, kind or character whatsoever under or by reason of this provision.

(b) Subject to Section 6.1(a), Seller shall (i) be responsible for the payment of all compensation, benefits under Employee Plans/Agreements, and other obligations with respect to the employment of the Employees by Seller, except vacation benefits, Temporary Benefits, and assets of Seller’s Plan transferred pursuant to this Section 6.1; and (ii) remain solely responsible for all claims and costs relating to Employees who do not become Transferred Employees, provided Buyer has complied with Section 6.1(a). Except for Employee Plans/Agreements providing the temporary group benefits listed on Schedule 6.1(b) (“Temporary Benefits”), the Transferred Employees’ coverage under Employee Plans/Agreements shall cease, according to the terms of each such Employee Plan/Agreement, as a result of each Transferred Employee’s termination of employment with Seller, or such earlier termination event as provided in such Employee Plan/Agreement and Seller will remain solely responsible for all claims and costs incurred prior to such termination of coverage. Transferred Employees’ coverage in the Temporary Benefits shall continue until May 31, 2006 (the “Temporary Coverage Period”), or such earlier date on which coverage would otherwise cease under the applicable Employee Plan/Agreement as a result of an event other than termination of employment with Seller (e.g. family status change, dependent’s attainment of age). At the Closing, Buyer shall deliver, by wire transfer of immediately available funds, CDN$50,000 to Seller’s existing account from which the provider of the Temporary Benefits currently draws to fund amounts required pursuant to Employee Plans/Agreements providing Temporary Benefits. Such amount shall be delivered to reimburse Seller for the third party administrative costs of and fund the payment of claims incurred during the Temporary Coverage Period with respect to the Temporary Benefits. In the event that the balance of such account is less than CDN$30,000, Buyer shall, not more than two business days after delivery of notice by Seller, deliver to such account, by wire transfer of immediately available funds, an amount equal to the difference between CDN$50,000 and such balance. Not less than once per month during the Temporary Coverage Period, Seller shall cause the administrator of such deposit account to deliver to Buyer a statement in reasonable detail setting forth the deposits and withdrawals from such account. Immediately after the end of the Temporary Coverage Period, Seller shall cause any amounts remaining in such account to be delivered to Buyer. Buyer shall establish or cause to be established, at its own expense, with effect as of the Closing Date, or in the case of Temporary Benefits as of the end of the Temporary Coverage Period, benefit plans (“Buyer Benefit Plan”) to provide to Transferred Employees the benefits required by Section 6.1(a). Buyer shall waive, or cause to be waived, in respect of the Transferred Employees all limitations in the Buyer Benefit Plan as to pre-existing condition exclusions and waiting periods to the extent any similar exclusions or waiting periods have already been satisfied by such Transferred Employee in the applicable Employee Plan/Agreement as of the Transferred Employee’s date of hire by Buyer (or in the case of Temporary Benefits, the end of the Temporary Coverage Period).

(c) Buyer shall be responsible for the post-Closing payment to Transferred Employees of any vacation benefits accrued and outstanding as of the Closing and listed on the schedule described in paragraph 4.17(d) (“Assumed Accrued Vacation Liability”).

(d) Except as provided in this Section 6.1, Buyer shall have no obligations or liability with respect to any Employee Plan/Agreement.

(e) (i) Buyer shall establish or designate a registered pension plan effective as of the Closing Date (the “Buyer’s Pension Plan”), which shall have terms which are substantially similar to terms of Seller’s Pension Plan and with contribution rates no less favourable than those provided under Seller’s Pension Plan in effect immediately prior to the Closing Date and, as to Union Employees, otherwise comply with the Collective Agreement.

(ii) Effective as of the Closing Date, the Transferred Employees who are members of Seller’s Pension Plan shall begin to accrue benefits under Buyer’s Pension Plan, subject to applicable Laws. The period of service of the Transferred Employees with Seller prior to the Closing Date shall be recognized in the Buyer’s Pension Plan for purposes of eligibility and vesting and for purposes of any service based contribution rate.

(iii) As soon as practicable following the Closing Date, Seller shall provide to Buyer a draft report (the “Draft Pension Transfer Report”) which shall identify, as at the Closing Date, the defined contribution assets held in Seller’s Pension Plan in respect of the Transferred Employees, and shall set out such information as is required by applicable Laws to request the consent of the Ontario Superintendent of Financial Services (the “Superintendent”) to the transfer of the defined contribution accounts of the Transferred Employees from Seller’s Pension Plan to Buyer’s Pension Plan.

(iv) If Buyer disagrees with any calculation set forth in the Draft Pension Report, Buyer shall as soon as practicable deliver notice to Seller. In the event of such notice, Seller and Buyer shall discuss the disagreement, and if they are unable to reach an agreement as such calculation within fifteen (15) calendar days after Seller’s receipt of the notice of Buyer’s disagreement, then Seller and Buyer shall mutually engage the accounting firm of KPMG or any other multi-national independent accounting firm mutually acceptable to the parties (the “Independent Accountants”) which shall review such calculation. The Independent Accountant’s determination of such calculation shall be final and binding on all parties, absent fraud or arithmetic error. The cost of such determination shall be borne equally by Seller and Buyer.

(v) If Buyer accepts the Draft Pension Transfer Report or after final determination, pursuant to Section 6.1(e)(iv), of any disagreement, Seller shall submit such report in final form (the “Pension Transfer Report”) to the Superintendent, and shall promptly provide to Buyer a copy of all correspondence from and to Seller regarding the Pension Transfer Report.

(vi) If the Superintendent does not consent to a transfer from Seller’s Pension Plan in accordance with the Pension Transfer Report, there shall be no transfer. If the Superintendent consents to such a transfer, then as soon as practicable after Seller’s receipt of such consent, Seller shall cooperate with Buyer to cause the transfer to Buyer’s Pension Plan of cash, assets or a combination of cash and assets, to be determined by mutual agreement between Seller and Buyer subject to the obtaining of any necessary Seller Pension Plan member or beneficiary consent, in respect of the defined contribution accounts of the Transferred Employees who are members of Seller’s Pension Plan, all in accordance with the Pension Transfer Report.

(vii) During the period between the Closing Date and the date on which assets are transferred from the Seller’s Pension Plan to the Buyer’s Pension Plan pursuant to this Section 6.1(e), (i) Seller shall administer Seller’s Pension Plan in accordance with applicable Laws and the terms thereof, and shall not make any changes to Seller’s Pension Plan in respect of the Transferred Employees, except as may be required by applicable Laws; (ii) Seller shall cause the defined contribution account balances of the Transferred Employees to be invested pursuant to the investment arrangements in effect under the Seller Pension Plan at the Closing Date, subject to such directions from the Transferred Employees, as are permitted under the terms of the Seller Pension Plan and any reasonable restrictions as determined by Seller which may be necessary to effect the transfer of assets under Section 6.1(e)(vi), and to adjust such balances to take into account the actual investment earnings or losses, as applicable, under such investment arrangements; and (iii) Seller shall cause the funding agent of the Seller Pension Plan to record and administer all disbursements (including periodic or lump sum benefit payments and pro rata plan and fund related expenses) relating to the Transferred Employees in respect of and on behalf of the Buyer Pension Plan. Following the transfer of the defined contribution account balances of the Transferred Employees from the Seller Pension Plan to the Buyer Pension Plan pursuant to this Section 6.1(e)(vii), Seller and Seller Pension Plan shall have no obligations or liabilities relating to the pension and other benefits and entitlements of the Transferred Employees under the Seller Pension Plan, except to the extent such obligation or liability was the result of a breach of duty or other violation under applicable Laws occurring prior to the transfer.

(f) If any of the arrangements described in this Section are determined by governmental authority to be prohibited by Laws, Seller and Buyer shall modify such arrangements to as closely as possible reflect their expressed intent and retain the allocation of economic benefits and burdens to the parties contemplated herein in a manner not otherwise prohibited by Laws.

6.2 Consents; Cooperation.

(a) Seller will use its reasonable efforts and Buyer will provide reasonable cooperation to Seller such that Seller may obtain all consents of third parties that are required in connection with the consummation of the transactions contemplated by this Agreement to prevent a breach of, default, penalty or termination of any Purchased Asset. If any such consent of a third party is not obtained prior to the Closing Date, or if an attempted assignment would be ineffective or would adversely affect the ability of Seller to convey its interest in question to Buyer (any such asset being referred to herein as an “Unassigned Asset”), Seller will cooperate with Buyer in any lawful arrangement to provide that Buyer shall receive the entire interest of Seller in the benefits and obligations under any such Unassigned Asset until such consent is obtained. If the other party’s consent is subsequently obtained (without any modification thereto which is adverse to Buyer), the Unassigned Asset shall thereupon, without need of any further action by Buyer or Seller, automatically become a Purchased Asset. Notwithstanding anything contained herein to the contrary, the Assumed Liabilities shall not include any obligation which relates to an Unassigned Asset for which a required third party consent has not been obtained (any obligation relating thereto being referred to as a “Unassigned Obligation”). However, immediately upon obtaining such consent, the Unassigned Obligation to which such consent relates shall be deemed, without further action of any kind, to be an obligation included within the Assumed Liabilities. Notwithstanding the foregoing, Buyer shall fully perform and discharge when due in accordance with their respective terms any and all obligations accruing after the date hereof with respect to those certain Unassigned Obligations for which and during the period in which Buyer is receiving the benefits of the Unassigned Assets relating thereto; provided, however, that Buyer may, at its election, exercised in good faith, void its obligation to assume an Unassigned Obligation if, during the period in which consent is being sought, any material default occurs under the Unassigned Asset relating thereto and such material default results from the acts or omissions of Seller, and Buyer is willing to forego any additional benefit under or with respect to such Unassigned Asset and agrees that such Unassigned Asset shall not be included within the Purchased Assets.

(b) Subject to Section 6.2(a), Buyer and Seller will cooperate with each other and will cause their respective officers, employees, agents, auditors and representatives to cooperate with each other to ensure the orderly transition of ownership of the Purchased Assets and Assumed Liabilities from Seller to Buyer and to minimize any disruption to the business being conducted at the Facility that might result from the transfer contemplated hereby. From and after the Closing Date, Seller shall afford to Buyer and its accountants, counsel and other representatives, reasonable access, during normal business hours, to the books, records and materials excluded from the Purchased Assets pursuant to Section 1.2(e) of this Agreement to the extent such books, records and materials may be needed by Buyer for the operation of the Business or for the preparation of any Tax Returns or other government filing. From and after the Closing Date, Buyer shall afford to Seller such access as Seller reasonably determines necessary to remove any Excluded Asset from the Facility.

6.3 Further Assurances.

(a) Seller covenants and agrees that from and after the Closing it will execute, deliver and acknowledge (or cause to be executed, delivered and acknowledged), from time to time at the request of Buyer and without further consideration, all such further instruments and take all such further action as may be reasonably necessary or appropriate to transfer more effectively to Buyer, or to perfect or record Buyer’s title to or interest in or to enable Buyer to use, the Purchased Assets, or otherwise to confirm or carry out the provisions and intent of this Agreement.

(b) Buyer covenants and agrees that from and after the Closing it will execute, deliver and acknowledge (or cause to be executed, delivered and acknowledged), from time to time at the request of Seller and without further consideration, all such further instruments and take all such further action as may be reasonably necessary or appropriate to confirm or carry out the provisions and intent of this Agreement.

6.4 Bulk Sales Laws. Buyer waives compliance with any applicable bulk sales laws and Section 6 of the Retail Sales Tax Act (Ontario). Seller shall indemnify and reimburse Buyer and its officers, directors, employees, agents and affiliates in respect of, and hold each of them harmless from and against, any and all losses suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to the failure of the parties hereto to comply with the terms of any bulk sales laws and Section 6 of the Retail Sales Tax Act (Ontario).

6.5 Krone Digital Lease. At the Closing, Buyer shall assume all obligations of Seller (other than liability arising from any breach or default prior to the Closing Date), including obligations to make lease payments, pursuant to the Lease dated as of April 1, 2003 between Seller and Krone Digital Communications, Inc. (the “Krone Lease”); provided, that, the Krone Lease shall not be an Assumed Liability and shall not result in a reduction to the Cash Consideration; and provided, further, that Seller shall, promptly upon, and in any event within 30 days of receipt of, the written request of Buyer, reimburse Buyer for each lease payment made by Buyer under the Krone Lease and shall indemnify and hold Buyer harmless from and against any payments required to be made pursuant to the Krone Lease prior to or as a result of its termination, other than payments required to be made by Buyer as a result of a breach by Buyer after the Closing of any term of the Krone Lease. Buyer shall indemnify and hold Seller harmless from and against any Loss resulting from a breach by Buyer after the Closing of any term of the Krone Lease. As soon as reasonably practicable after the Closing Date, but in no event later than the date of the expiration by its terms of the Krone Lease, Seller shall deliver to Buyer (a) written evidence that the Krone Lease has been terminated and all equipment leased thereunder has been purchased by Seller for Buyer’s account and (b) good and marketable title to such equipment free and clear of all Liens.

6.6 Accounts Receivable. To the extent Buyer receives any payments on any accounts receivable that are Excluded Assets (including but not limited to payments based on the sale of consigned inventory not included in the Purchased Inventory Value), Buyer will promptly remit such amounts to Seller. To the extent Seller receives any payments pertaining to the operations of the Facility that are due Buyer on accounts receivable that arise after the Closing Date, Seller will promptly remit them to Buyer, in cash and without notice or charge. For purposes of determining whether any payments received by a party belong to Buyer or Seller, if the remittance advice accompanying such payment specifies that it is for a particular invoice, then the payment is presumed to belong to the party (Buyer or Seller, as applicable) who generated that invoice regardless of when Buyer or Seller receives the payment. If the payment contains no remittance advice from which it can be determined whether the payment is for a Buyer generated invoice (for goods and/or services sold or rendered on or subsequent to the Closing) or a Seller generated invoice (for goods and/or services sold or rendered prior to the Closing), then, Buyer and Seller shall cooperate and use their best efforts to determine whether such payment properly belongs to Buyer or Seller. On the first day of each month during the six month period immediately following the Closing Date, Buyer and Seller shall each provide notice to the other setting forth in reasonable detail the payments received by such party during the preceding month which failed to contain remittance advice. After the Closing Date, Buyer shall afford to Seller and its accountants, counsel and other representatives, reasonable access, during normal business hours, to the properties, books, contracts, commitments, tax returns, records and appropriate employees of Buyer, and shall furnish such representative with all financial and operating data and other information that Seller reasonably requested to confirm that Buyer has complied with the provisions of this Section 6.6. Buyer will not, directly or indirectly, take any action that could hinder the ability of Seller to collect after the Closing its accounts receivable.

6.7 Customer Rebates. Buyer shall assume Seller’s obligations with respect to customer rebates for products ordered by customers prior to the Closing Date which have not been shipped prior to the Closing Date; provided, however, that in connection with Buyer’s payment of such obligations, Buyer shall be permitted to tell customers that such rebates are being paid on behalf of Seller and that Buyer shall have no obligation to continue any rebate arrangement existing prior to the Closing Date, other than as set forth in this Agreement.

6.8 Utility and Other Prorations. The parties acknowledge their intent that various utility and other service provider charges for services rendered to the Facility will be prorated between Buyer and Seller as of the Closing Date, but that the exact amount of this proration will not be known at that date. Accordingly, no later than thirty (30) days after the end of the month in which the Closing takes place, Seller shall deliver to Buyer copies of the invoices for utility and service providers with respect to the month (or other billing period) during which the Closing takes place. Within thirty (30) days of receipt of such notice, Seller shall deliver to Buyer a cash payment in the amount of such utility and service charges which relate to periods ending on the Closing Date.

6.9 Fees and Expenses. Seller and Buyer will each pay their respective fees and expenses (including the fees and expenses of legal counsel, investment bankers, brokers or other representatives or consultants) in connection with the transaction contemplated hereby.

6.10 Use of Name. Seller hereby grants to Buyer a royalty free license to use the NOMA trade name and trademark as such trade name and trademark appear on the existing Inventory and other packaging, labeling and other identifying material included within the Purchased Assets and solely in connection with such Inventory and materials existing and acquired at the Closing or in connection with products sold by Seller prior to the Closing and which have been returned to Buyer. Buyer shall have no right to use or affix to its products such trade name or trademark or any trade name or trade mark substantially similar to the NOMA trade name and trademark in connection with any products produced on or after the Closing Date. Notwithstanding the foregoing, the license granted pursuant to this Section 6.10 shall expire on the earlier of (a) the six month anniversary of the Closing Date and (b) the date on which all of the Inventory acquired at the Closing or products sold by Seller prior to the Closing and which have been returned to Buyer shall have been sold to a third party.

6.11 Satisfaction of Excluded Liabilities. Seller shall use its best efforts to pay, discharge or otherwise satisfy the Excluded Liabilities as and when due.

6.12 Satisfaction of Assumed Liabilities. Buyer shall use its best efforts to pay, discharge or otherwise satisfy the Assumed Liabilities as and when due.

6.13 Provincial Sales Tax Certificate. Seller shall obtain and provide to Buyer as soon as is reasonably possible after Closing, a certificate (a “Clearance Certificate”) pursuant to section 6 of the Retail Sales Tax Act (Ontario) indicating that the Seller has paid all provincial sales taxes collectable or payable by the Seller up to Closing or has entered into satisfactory arrangements with the Ontario Ministry of Finance for the payment of such provincial sales taxes. Seller agrees to indemnify and hold harmless Buyer, its officers, directors, employees and controlling persons for any retail sales tax, penalties and interest payable or assessed against Buyer, directly or indirectly, by reason of, or in the event of, any non compliance with Section 6 of the Retail Sales Tax Act (Ontario) or such arrangements with the Ontario Ministry of Finance.

6.14 CSA and UL Numbers.

(a) Buyer and Seller hereby acknowledge and agree that the Purchased Assets shall include all of the UL and CSA registration numbers that pertain to products manufactured at the Facility, other than such numbers (the “Excluded Numbers”) designated as “Excluded Assets” on Schedule 4.9(c). With respect to the UL and CSA registration numbers included within the Purchased Assets, Seller hereby covenants and agrees that it shall instruct the applicable certifying agency that such numbers shall be transferred to Buyer together with all files related to such UL and CSA registration numbers. To the extent that the certifying agency requires that any of such UL and CSA registration numbers included within the Purchased Assets be changed, such UL and CSA registration numbers, for the purposes of this Section 6.14, shall be treated the same as the Excluded Numbers except that the files relating thereto shall be transferred to Buyer, and Seller shall have no right to continue to use such UL or CSA registration numbers or the files relating thereto.

(b) With respect to the Excluded Numbers, Seller hereby covenants and agrees that it shall instruct the applicable certifying agency that Buyer shall be permitted to use the Excluded Numbers until such time as Buyer has obtained UL and CSA registration numbers in place of such Excluded Numbers. Seller further covenants and agrees that it shall instruct the applicable certifying agency to provide Buyer with copies of all files related to the Excluded Numbers and shall cooperate fully with Buyer and the applicable certifying agencies to ensure that the Buyer will be able to operate the Business from and after the Closing Date with all the UL and CSA registration numbers that pertain to products manufactured at the Facility. Seller hereby grants to Buyer the right to use any of the Excluded Numbers to the extent that the Excluded Numbers appear on any packaging, labeling and other materials existing on the Closing Date and included within the Purchased Assets until the stock of such materials is depleted.

(c) Buyer shall use its reasonable efforts to obtain promptly after Closing UL and CSA registration numbers for its use to replace the Excluded Numbers.  So long as Buyer uses any Excluded Number, Buyer shall manufacture the product to which such Excluded Number relates in a manner consistent with the requirements of the certifying agency applicable to such Excluded Number. Buyer shall not take any action that could reasonably be expected to impair the ability of Seller to utilize any Excluded Number.

(d) In no event shall Seller utilize the Excluded Numbers in any manner that is inconsistent with its obligations under the Non-Competition Agreement referenced in Section 7.14.

ARTICLE VII.

ACTIONS TAKEN AT THE CLOSING

The following actions were completed at the Closing:

7.1 Instruments of Conveyance. Seller executed and delivered, or caused to be executed and delivered, to Buyer the Assignment and Bill of Sale and Assignment and Assumption Agreement, evidence of transfers for each parcel of Owned Real Property, and such other vehicle titles, bills of sale, assignments of contracts and other documents and instruments as Buyer may reasonably deem necessary to convey the Purchased Assets to Buyer.

7.2 Instruments of Assumption. Buyer executed and delivered, or caused to be executed and delivered, to Seller and Seller executed and delivered, or caused to be executed and delivered, the Bill of Sale and Assignment and Assumption Agreement.

7.3 Seller’s Resolutions. Seller delivered to Buyer a copy of the resolutions duly adopted by the board of directors and shareholder of Seller, certified accurate by an executive officer of Seller, authorizing and approving the execution and delivery by Seller of this Agreement, and the consummation by Seller of the transactions contemplated hereby.

7.4 Buyer’s Resolutions. Buyer delivered to Seller a copy of the resolutions duly adopted by the board of directors of Buyer, certified accurate by the Secretary of Buyer as of the Closing Date, authorizing and approving the execution and delivery by Buyer of this Agreement, and the consummation by Buyer of the transactions contemplated hereby.

7.5 Good Standing Certificates. Seller delivered to Buyer a certificate or other instrument certified by the applicable Governmental Authority with respect to Seller’s corporate existence. Buyer delivered to Seller a certificate or other instrument certified by the applicable Governmental Authority with respect to Buyer’s corporate existence.

7.6 Third Party Consents. All material consents required in connection with the consummation of the transactions contemplated by this Agreement were obtained. A list of the Material Consents is set forth in Schedule 7.6.

7.7 Supply Agreement. Buyer and Seller executed and delivered a Supply Agreement in the form agreed to by the parties.

7.8 Title Insurance and Survey. Buyer shall have received a survey of the Owned Real Property along with binding commitments to issue policies of title insurance, dated as of the Closing Date, in an aggregate amount equal to the portion of the Purchase Price allocated to the Owned Real Property in form and substance satisfactory to Buyer and its counsel.

7.9 Transition Services Agreement. Buyer and Seller executed and delivered a Transition Services Agreement in the form agreed to by the parties.

7.10 Closing Settlement Statement; Purchase Price. The Closing Settlement Statement was executed by the parties, and the Cash Consideration paid to Seller.

7.11 Opinion of Seller’s Counsel. Seller delivered to Buyer the opinions of Seller’s counsel, Cox, Hanson, O’Reilly Matheson and Blake, Cassels & Graydon, LLP, in the form and substance agreed to by the parties.

7.12 Opinion of Buyer’s Counsel. Buyer delivered to Seller the opinions of Buyer’s counsel, Stewart McKelvey Stirling Scales and Fraser Milner Casgrain LLP, in the form and substance agreed to by the parties.

7.13 Parent Guaranty. Gentek, Inc., a Delaware corporation (“Parent”) executed and delivered to Buyer a Guaranty in form and substance satisfactory to Buyer, in its sole discretion.

7.14 Non-Competition Agreement. Buyer and Seller executed and delivered a Non-Competition Agreement in the form agreed to by the parties.

ARTICLE VIII.

SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

8.1 Survival of Representations and Warranties.

(a) The representations and warranties of Seller contained in Article IV of this Agreement (other than those made in Sections 4.2(a), 4.3, 4.7, 4.12(a), 4.16 and 4.17), shall survive for a period of two (2) years subsequent to the Closing (subject to any limitations imposed by applicable law). The representations and warranties of Seller contained in Sections 4.16, and 4.17 shall survive for a period of five (5) years subsequent to the Closing. The representations and warranties of Seller contained in Sections 4.2(a), 4.3 and 4.7, shall survive the Closing until the expiration of the applicable statutory period of limitations plus sixty (60) days. The representations and warranties of Seller contained in Section 4.12(a) shall survive in perpetuity.

(b) The representations and warranties of Buyer contained in Article V of this Agreement (other than those made in Section 5.2(a)) shall survive for a period of two (2) years subsequent the Closing (subject to any limitations imposed by applicable law). The representations and warranties of Buyer contained in Section 5.2(a) shall survive the Closing until the expiration of the applicable statutory period of limitations plus sixty (60) days.

8.2 Obligation of Seller to Indemnify. Subject to the limitations contained in Sections 8.1 and 8.6, Seller agrees to pay, reimburse, indemnify, defend and hold Buyer and its officers, directors, employees, counsel, agents and assigns harmless from and against all Losses which may be asserted against, imposed upon or incurred by any of them, whether or not involving a third-party claim, by reason of, resulting from, or in connection with the following:

(a) any Excluded Liability;

(b) any inaccuracy in or breach of any representation or warranty made by Seller pursuant to this Agreement (provided, however, that the determination of whether such an inaccuracy or breach has occurred will disregard any qualifier with respect to materiality and any reference to Material Adverse Change and Material Adverse Effect shall mean any adverse change or effect as the case may be);

(c) any breach of any covenant or agreement made or to be performed by Seller pursuant to this Agreement; and

(d) any Asserted Liability or Claim that either or both of the Material Contracts identified as item 3 and 4 on Schedule 4.11(a)) violates any Law or that Buyer’s performance thereunder, in accordance with the terms of such contracts, or in a manner consistent with Seller’s practices prior to Closing, violates any Law (to the extent that such performance would have violated any Law had it been conducted by Seller when it was a party to the Material Contract).

8.3 Obligation of Buyer to Indemnify. Subject to the limitations contained in Sections 8.1 and 8.6, Buyer agrees to pay, reimburse, indemnify, defend and hold Seller and its officers, directors, employees, counsel, agents, shareholders and assigns harmless from and against all Losses which may be asserted against, imposed upon or incurred by any of them, whether or not involving a third-party claim, by reason of, resulting from or in connection with the following:

(a) any Assumed Liability;

(b) any inaccuracy in or breach of any representation or warranty made by Buyer pursuant to this Agreement; and

(c) any breach of any covenant or agreement made or to be performed by Buyer pursuant this Agreement.

8.4 Notice of Loss or Asserted Liability. Promptly after (a) becoming aware of circumstances that have resulted in a loss, liability, obligation, claim, demand, lawsuit, action, assessment, damage, cost or expense, including attorneys’ fees (a “Loss”) for which any Person entitled to indemnification pursuant to Section 8.2 or Section 8.3 intends to seek indemnification under such Section (the “Indemnified Party”) or (b) receipt by the Indemnified Party of written or oral notice of any demand, claim or circumstance which, with or without the lapse of time, the giving of notice or both, would give rise to a claim or the commencement (or threatened commencement) of any litigation that may result in such a Loss (an “Asserted Liability;” a Loss and an Asserted Liability are sometimes referred to herein as a “Claim”), the Indemnified Party shall give written notice thereof (the “Claims Notice”) to any other party or parties obligated to provide indemnification pursuant to Section 8.2 or Section 8.3 (the “Indemnifying Party”). The Claims Notice shall describe the Claim in reasonable detail, and shall indicate the amount (estimated, if necessary) of the Claim that has been or which may be suffered by or asserted against the Indemnified Party. The Claims Notice may be amended on one or more occasions with respect to the amount of the Asserted Liability or the Loss at any time prior to final resolution of the obligation to indemnify relating to the Asserted Liability or the Loss. If a Claims Notice is not provided promptly as required by this Section 8.4, the Indemnified Party nonetheless shall be entitled to indemnification by the Indemnifying Party unless (but only to the extent that) the Indemnifying Party is able to prove that it was materially prejudiced by such late receipt of the Claims Notice with respect to the applicable matter.

8.5 Opportunity to Contest. The Indemnifying Party may elect to compromise, defend or contest, at its own expense and with counsel of its choice reasonably acceptable to the Indemnified Party, any Claim; provided, however, that no compromise or settlement thereof may be effected by the Indemnifying Party without the Indemnified Party’s consent (which shall in any event not be unreasonably withheld) unless there is no finding or admission of any violation of law by the Indemnified Party or any violation of the rights of any person by the Indemnified Party and no effect on any other Claims that may be made against the Indemnified Party and the sole relief provided is monetary damages that are paid in full by the Indemnifying Party. If the Indemnifying Party elects to compromise, defend or contest such Claim, it shall, within 30 days (or sooner, if the nature of the Claim so requires), notify the Indemnified Party of its intent to do so by sending a notice to the Indemnified Party (the “Contest Notice”), and the Indemnified Party shall reasonably cooperate, at the expense of the Indemnifying Party, in the compromise, defense or contest of such Claim. If the Indemnifying Party elects not to compromise, defend or contest the Claim, fails to notify the Indemnified Party of its election as herein provided or contests its obligation to indemnify under this Agreement, the Indemnified Party (upon further notice to the Indemnifying Party) shall have the right to pay, compromise or contest such Claim but the Indemnified Party may not compromise the defense of any such matter with respect to which it is entitled to be indemnified hereunder without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, and the Indemnifying Party shall have no liability with respect to any such matter, the defense of which is compromised without the Indemnifying Party’s consent (unless such consent was unreasonably withheld). Anything in this Section 8.5 to the contrary notwithstanding, (i) the Indemnified Party shall have the right, at its own cost and for its own account, to compromise, defend or contest any Claim, and the exercise of such right shall relieve the Indemnifying Party of any further obligation hereunder with respect to such Claim, and (ii) neither the Indemnifying Party nor the Indemnified Party shall, without the written consent of the other party, as the case may be, settle or compromise any Claim or consent to entry of any judgment which does not include an unconditional term releasing the other party from all liability in respect of such Claim. In any event, the Indemnified Party and the Indemnifying Party may participate, at their own expense, in the contest of such Claim. Seller and Buyer shall reasonably cooperate with each other as to all Claims initiated by third parties, shall make available to each other as reasonably requested all information, records, and documents relating to all Claims initiated by third parties and shall preserve all such information, records, and documents until the termination of any such Claim. Seller and Buyer also shall make available to each other, as reasonably requested (at reasonable times during normal business hours at their customary place of work and at the expense of the requesting party), its personnel, agents, and other representatives who are responsible for preparing or maintaining information, records, or other documents, or who may have particular knowledge with respect to any Asserted Liability. Notwithstanding anything contained in this Agreement to the contrary, this Section 8.5 applies only to Claims arising from a third-party claim, and shall not apply to Claims that do not arise from a third-party claim. The provisions in this Section 8.5 are not intended to limit or diminish the right to seek indemnification for Claims that do not involve or arise from third-party claims. Notwithstanding any other provision of this Article VIII, an Indemnified Party shall be entitled to indemnification only for amounts permitted by applicable Law.

8.6 Limitations on Indemnification. Anything to the contrary notwithstanding:

(a) No Indemnifying Party shall have any obligation hereunder to indemnify any Indemnified Party with respect to any item set forth in Sections 8.2(b) or 8.3(b) unless the amount of the individual Loss in question in respect thereof exceeds $15,000 for individual claims or, in the aggregate for multiple claims arising from the same event or occurrence (the “Minimum Individual Liability Amount”). For purposes of illustration, the following shall be deemed the same event or occurrence for purposes of determining whether the Minimum Individual Liability Amount has been exceeded: an error in manufacturing causes certain products manufactured over the course of one month to have the same defect. For purposes of illustration, the following shall not be deemed the same event or occurrence for purposes of determining whether the Minimum Individual Liability Amount has been exceeded: two products are produced on the same day and an error in manufacturing causes a specific defect in one product and a separate error in manufacturing causes a different defect in the other product. The amount of any Loss related to any item under Sections 8.2(b) or 8.3(b) that does not exceed the Minimum Individual Liability Amount shall not (i) be aggregated with any other Loss amounts for purposes of determining whether an Indemnified Party is entitled to indemnity hereunder or (ii) be counted for the purpose of determining whether the Minimum Aggregate Liability Amount, as defined below, has been met. The total amount of any Loss related to any item under Sections 8.2(b) or 8.3(b) that exceeds the Minimum Individual Liability Amount shall be counted for the purpose of determining whether the Minimum Aggregate Liability Amount, as defined below, has been met.

(b) Provided that the amount of such Loss exceeds the Minimum Individual Liability Amount, no Indemnifying Party shall be required, under Sections 8.2(b) or 8.3(b), to indemnify an Indemnified Party with respect to any Loss unless the amount of such Loss, when aggregated with all other such Losses of such Indemnified Party, exceeds $200,000 (the “Minimum Aggregate Liability Amount”), at which time Losses may be asserted only for amounts in excess of $100,000.

(c) The maximum aggregate liability of Seller, under Section 8.2, and Buyer, under Section 8.3(b), shall be an amount equal to $3,000,000 (the “Maximum Aggregate Liability Amount”).

(d) The Minimum Individual Liability Amount, the Minimum Aggregate Liability Amount and the Maximum Aggregate Liability Amount shall not apply to any Loss which results from or arises out of (i) any claim arising out of Sections 4.2(a), 4.3, 4.7, 6.1(a), 6.1(b) or 8.2(d) or (ii) fraud and intentional misrepresentation or an intentional breach of warranty on the part of Seller or Buyer in this Agreement. Notwithstanding the foregoing, the Minimum Individual Liability Amount and the Minimum Aggregate Liability Amount shall not apply to any Loss which results from or arises out of any claim arising out of Sections 8.2(a), 8.2(c), 8.3(a) or 8.3(c).

(e) No party otherwise entitled to indemnification under this Article VIII shall be indemnified pursuant to this Article VIII to the extent that such party’s Losses are increased or extended by the willful misconduct, violation of Law or bad faith of such party.

(f) The amount of any indemnification under this Article VIII shall be (A) reduced by any amount actually recovered by the Indemnified Party (net of reasonable expenses incurred in obtaining such recovery) under any insurance policy (including any environmental insurance policy) or from any Third Party (which recovery the Indemnified Party shall use its reasonable commercial efforts to pursue), and by any income Tax benefit related to the indemnified Loss obtained by the Indemnified Party or any Affiliate and (B) increased by any Tax detriment actually suffered by such Indemnified Party or any Affiliate as a result of such loss. If, after an indemnification payment has been made with respect to a Loss, (i) the Indemnified Party or any Affiliate has a recovery, or obtains an income Tax benefit, with respect to that Loss, the Indemnified Party shall promptly pay to the Indemnifying Party the amount of that recovery or income Tax benefit, net of reasonable expenses and Tax or other costs incurred in obtaining recovery or (ii) the Indemnified Party or an Affiliate loses the right to any recovery or any income Tax benefit the receipt of which had the effect of reducing the amount payable by the Indemnifying Party pursuant to this paragraph (f), the Indemnifying Party shall pay to the Indemnified Party upon demand the amount of such lost recovery or income Tax benefit, plus the amount of any expenses, Tax and other costs, if any incurred in disputing such loss.

(g) Except as otherwise required by applicable Law, any payment of an indemnification amount under this Article VIII shall be accounted for as an adjustment to the Purchase Price and shall be treated for tax purposes as an adjustment to the Purchase Price.

(h) Notwithstanding any other provision of this Article VIII, no Indemnifying Party shall have any responsibility or obligation to indemnify the Indemnified Party under this Article VIII with respect to any claim (i) pursuant to Sections 8.2(b) or 8.3(b) unless such claim is asserted in writing by the Indemnified Party prior to the expiration of the applicable survival period and (ii) pursuant to Sections 8.2(a), 8.2(c), 8.3(a) or 8.3(c) unless such claim is asserted in writing by the Indemnified Party prior to the third anniversary of the Closing Date.

8.7 Subrogation Rights. In the event that the Indemnifying Party shall be obligated to indemnify the Indemnified Party pursuant to this Article VIII, the Indemnifying Party shall upon payment of such indemnity in full, be subrogated to all rights of the Indemnified Party with respect to the Loss to which such indemnification relates; provided, however, that the Indemnifying Party shall only be subrogated to the extent of any amount paid by it pursuant to this Article VIII in connection with such Loss and provided further that the Indemnifying Party shall not be subrogated to any rights of the Indemnified Party against its insurers.

8.8 Indemnification Payments. Subject to the terms hereof and unless contested pursuant to Section 8.5, an Indemnifying Party shall pay to the Indemnified Party the full amount of any and all Losses (other than Losses resulting from an Asserted Liability) under this Article VIII within ten days of receipt of the Claims Notice thereof, or with respect to an Asserted Claim within ten days of the date such litigation is terminated or the date a final judgment or award is rendered and no appeal is taken, and thereafter the amount of such Loss shall bear interest at a rate equal to the lesser of 24% per year or the maximum amount permitted by law.

8.9 Exclusive Remedy. The remedies provided in this Article VIII are the sole and exclusive remedies for recoveries against the other party for breaches of the representations and warranties in Articles IV and V of this Agreement and for the matters specifically listed in Sections 8.2 and 8.3; provided, however, that the remedies provided in this Article VIII shall not be the sole and exclusive remedy with respect to obligations respecting the Excluded Liabilities, Assumed Liabilities and breaches of covenants with respect to Losses (a) in excess of the Maximum Aggregate Liability Amount or (b) following the third anniversary of the Closing Date; provided, further, that neither the foregoing nor anything else in this Agreement shall limit the right of a party to enforce the performance of this Agreement by any remedy available to it in equity, including specific performance.

8.10 Indemnifiable Tax. If any amount payable under this Article VIII is subject to Tax which the Indemnified Party must remit or otherwise account to any Governmental Authority (“Indemnifiable Tax”), the payment shall be increased as may be necessary so that the Indemnified Party will receive a net amount (after deducting such Indemnifiable Tax) equal to the amount otherwise payable under this Article VIII.

8.11 IC Act Notification. Buyer shall be solely responsible for the completion of any applicable notification requirements under the IC Act within the time period prescribed by the IC Act.

ARTICLE IX.

ENVIRONMENTAL MATTERS

9.1 Definitions. As used in this Article IX,

“Environmental Claim” means any and all administrative, regulatory or judicial actions, orders, decrees, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance, potential responsibility or violation by any Governmental Authority or other Person alleging liability arising out of, based on or relating to (i) the presence, release or threatened release of, or exposure to, any Hazardous Materials located at, on or under the Facility or generated at the Facility, or (ii) circumstances forming the basis of any violations or alleged violation of any Environmental Law or Environment Permit.

“Environmental Permits” means all permits, licenses, registrations, approvals (including waivers, exemptions and amendments) and other authorizations required to be held under the Environmental Laws.

“Environmental Law” means any foreign, multinational, federal, state, provincial or local statute, law, constitutional provision, judgment, decree, verdict, judgment, order, regulation, ordinance or rule relating to pollution, the protection of the environment, or the storage, management, treatment, disposal, release, or threat of a release in the environment of Hazardous Materials.

“Governmental Authority” means any government or governmental, regulatory or other administrative agency, commission, body, court, entity or authority (whether federal, provincial, state, local, foreign or other).

“Hazardous Material” means any substance, material or waste which is now or may in the future be regulated by any Governmental Authority, including any material, substance or waste which is defined as a “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “contaminant,” “toxic waste,” “toxic substance,” “special waste” or similar designation under any provision of Environmental Law, including asbestos and asbestos-containing materials, hazardous waste, hazardous material, hazardous substance, contaminant, petroleum or petroleum-containing materials, radiation and radioactive materials, leaded paints, toxic mold and other harmful biological agents, polychlorinated biphenyls, or any other material or substance deemed hazardous to human health or the environment under any applicable Environmental Law.

“Remediate” or “Remediation” means actions required by a Governmental Authority, and required pursuant to applicable Environmental Law, to clean up, mitigate, correct, abate, minimize, remove, eliminate, control (including through the use of engineering controls, institutional controls or deed restrictions) or prevent either a release of Hazardous Materials into the environment or exposure to a Hazardous Material in the environment, including actions to study, investigate, monitor and assess the Hazardous Materials in the environment.

9.2 Environmental Representations and Warranties. Seller represents and warrants the following as of the Closing Date:

(a) Schedule 9.2(a) sets forth all Environmental Permits required under the Environmental Laws applicable to the ownership and operation of the Facility as operated by Seller on the date of this Agreement.

(b) Seller has not been notified in writing by any Governmental Authority and does not otherwise have notice or knowledge that any Environmental Permit may be modified, suspended, reissued or revoked or may not be renewed or otherwise obtained in the ordinary course of business.

(c) Except as provided in Schedule 9.2(c), the Facility is in compliance with all applicable Environmental Laws and Environmental Permits and there is no Environmental Claim pending, or to the knowledge of Seller, threatened, against or affecting the Facility before any tribunal or court in law or equity, or before any Governmental Authority nor, to the knowledge of Seller, is there any basis therefor.

(d) Except as provided in Schedule 9.2(d), all Hazardous Materials generated, produced, used, treated, disposed of or discharged at or from the Facility have been generated, produced, used, treated, disposed of or discharged at or from the Facility in compliance with all Environmental Laws and Environmental Permits.

(e) Except as provided in Schedule 9.2(e), there are no outstanding or, to the knowledge of Seller, pending orders (unilateral or by consent), decrees, notices of violation, fines or penalties affecting the Facility under the Environmental Laws as of the Closing Date.

(f) Except as provided in Schedule 9.2(f), no underground storage tanks used for the storage of Hazardous Materials are, or to the knowledge of Seller have been, located on the Facility.

(g) Except as addressed in the Phase I or Phase II environmental assessments prepared by Seller or Buyer prior to Closing, no spill, release, disposal, burial or placement of any Hazardous Material on, upon, into or from the Facility or from Hazardous Material generated at the Facility and disposed of off site requires any remedial action under any Environmental Law or Environmental Permit.

(h) Except as provided in Schedule 9.2(h), there are no surface impoundments, lagoons, injection wells, waste piles or landfills at the Facility that have been used to treat, store or dispose of Hazardous Materials.

(i) The Facility is not listed and Seller has not received any notice that the Facility has been listed or is proposed for listing on any listing of hazardous sites maintained by any Governmental Authority.

(j) Notwithstanding anything contained in this Agreement to the contrary, the representations and warranties of Seller contained in this Section 9.2 (a) through (i) are the sole and exclusive representations and warranties made by Seller pertaining to Environmental Laws and Environmental Claims.

(k) Notwithstanding anything contained in this Agreement to the contrary, the representations and warranties of Seller contained in this Article IX shall survive the Closing for a period of five (5) years.

9.3 Environmental Covenants

(a)	Seller’s Covenants

(i) Seller shall be solely liable and responsible for the costs of Remediation required as a result of any Environmental Claim or pursuant to applicable Environmental Laws including those involving Hazardous Materials that were generated, treated, stored or disposed on or at the Facility, released from the Facility, or which existed on, at or under the Facility as of the Closing Date.

(ii) Seller shall retain sole liability and responsibility for the cost of any Environmental Claims resulting from the off-site transportation, treatment, storage, recycle and disposal of Hazardous Materials generated at the Facility on or prior to the Closing Date.

(b)	Buyer’s Covenants

(i) Buyer shall be solely liable and responsible for the costs of Remediation required as a result of any Environmental Claim or pursuant to applicable Environmental Laws including those involving Hazardous Materials that were generated, treated, stored or disposed on or at or released from the Facility after the Closing Date.

(ii) Buyer shall be solely liable and responsible for any Environmental Claim resulting from the off-site transportation, treatment, storage, recycle and disposal of Hazardous Material generated at the Facility on or after the Closing Date.

(iii) Buyer shall not notify Governmental Authorities of the existence or release of Hazardous Materials on, at, or from the Facility, including but not limited to those identified in the Draft Report on Phase II Environmental Site Assessment and Compliance Review, Site Visit December 19, 2005, Noma Cable Tech Co., 5769 Main Street, Stouffville, Ontario, dated March 2006, unless Buyer otherwise has an affirmative obligation to do so pursuant to Environmental Law or in the exercise of reasonable business judgment, Buyer determines that the notification of a Governmental Authority will eliminate, reduce or otherwise make more cost-effective any Remediation that could result from such notification. Seller acknowledges and agrees that Buyer’s proposal to implement the Remediation described on Schedule 9.3(b)(iii) (the “Remediation Proposal”) (as reasonably modified or adjusted in accordance herewith in response to field conditions or in connection with negotiation or discussion of such Remediation with Governmental Authorities) and, in connection therewith, to make an application to the Ontario Ministry of the Environment for a Record of Site Condition, is an appropriate exercise of Buyer’s reasonable business judgment for purposes of the prior sentence. All other provisions of this Article 9 shall apply to the Remediation Proposal in all respects.

(c) Covenant of Seller and Buyer in the Event of Joint Responsibility: If Remediation is required at the Facility as a result of an Environmental Claim or pursuant to applicable Environmental Law which addresses the presence of Hazardous Materials at, on or under the Facility both before and after the Closing Date, then Seller and Buyer shall share liability and responsibility for costs in accordance with the relative contribution to the contamination caused before or after the Closing Date in accordance with the provisions of Section 9.4(c)(iv).

9.4 Environmental Indemnity.

(a) Seller’s Environmental Indemnity: From and after the Closing Date, Seller agrees to defend and indemnify, reimburse and hold harmless Buyer for, from and against all Losses asserted against, resulting from, or imposed upon or incurred by Buyer, directly or indirectly, in connection with:

(i) Any inaccuracy of any representation or warranty made in Section 9.2;

(ii) Any failure of Seller to comply with its covenants and obligations in Sections 9.3(a) and (c).

(b) Buyer’s Environmental Indemnity: From and after the Closing Date, Buyer agrees to defend and indemnify, reimburse and hold harmless Seller for, from and against all Losses asserted against, resulting from, or imposed upon or incurred by Seller, directly or indirectly, in connection with any failure of Buyer to comply with its covenants and obligations in Sections 9.3(b) and (c) and Section 9.4(c).

(c) Limitations on the Parties’ Environmental Indemnities

(i) Seller shall have no obligations to indemnify Buyer with respect to Remediation conducted by Buyer unless such Remediation is cost-effective, reasonable and not in excess of the requirements of applicable Environmental Laws consistent with continued use of the Facility for industrial purposes; provided, however, that notwithstanding the foregoing provision of this Section 9.4(c)(i), should Buyer Remediate the Facility or any portion of the Facility to a standard that is in excess of, or at costs in excess of those needed to meet, the requirements of applicable Environmental Laws consistent with continued use of the Facility for industrial purposes, or in a manner that is not cost-effective or reasonable, then Seller shall remain liable to Buyer for the costs needed to meet the applicable industrial standard in a reasonable, cost-effective manner (“Seller’s Retained Remediation Costs”) and Buyer shall be liable for any Remediation costs in excess of Seller’s Retained Remediation Costs.

(ii) Buyer shall take reasonable steps to mitigate any Loss associated with an Environmental Claim upon becoming aware of any event that would reasonably be expected to give rise thereto, including incurring costs only reasonably required to remedy a condition or event that gives rise to the Loss.

(iii) Seller’s obligation to indemnify Buyer pursuant to Section 9.4(a)(ii) shall be as follows. Within the period ending on the seventh (7th) annual anniversary from the Closing, Seller shall be responsible for 100% of the Losses incurred by Buyer in accordance with the limitations of this Article resulting from claims made prior to such date. During the period beginning with the eighth (8th) year after the Closing and proceeding to the end of the twelfth (12th) year after Closing, Seller’s share of such Losses shall be reduced as follows: year eight (8) – 80%; year nine (9) – 60%; year ten (10) – 40%; year eleven (11) – 20%; year twelve (12) – 10% with respect to claims made in such year. Seller’s obligations to indemnify Buyer pursuant to Section 9.4(a)(ii) shall cease after the twelfth (12th) annual anniversary after the Closing.

(iv) Notwithstanding anything contained in this Agreement to the contrary, all Remediation with respect to or arising from activities conducted at the Facility shall be implemented or undertaken solely by Buyer and its agents and contractors. In the event that Buyer believes that Remediation is required by a Governmental Authority pursuant to Environmental Laws for which Seller is responsible under Section 9.4(a)(ii) or in the event that Remediation results from a notification of Governmental Authorities based on reasonable business judgment referenced in Section 9.3(b)(iii), Buyer shall notify Seller in writing in accordance with the provisions of Section 10.4 of the Agreement. Buyer shall prepare a work plan to address the Remediation (the “Remediation Work Plan”) and shall provide a draft of the Remediation Work Plan to Seller for review and comment before submission of such Remediation Work Plan to the Governmental Authority and shall identify the person or persons for Buyer who are Buyer’s contacts for the proposed Remediation at issue. Buyer shall deliver any comments or objections to the draft Remediation Work Plan to the person(s) identified by Buyer within ten (10) business days of receipt of the draft Remediation Work Plan. Failure of Seller to provide comments or objections to Buyer within the timeframe provided in this Section 9.4(c)(iv) shall remove any obligation on Buyer’s part to further discuss the contents of that Remediation Work Plan with Seller. The Parties agree to meet to discuss Seller’s comments and objections to the draft Remediation Work Plan expeditiously and in consideration of any deadline imposed by applicable Governmental Authorities. If Buyer and Seller cannot agree on the contents of the draft Remediation Work Plan at such meeting, then Buyer may finalize the draft Remediation Work Plan and submit it to the Governmental Authority. Buyer shall provide copies of the final Remediation Work Plan to Seller at the same time that it is submitted to the Governmental Authority. Thereafter, Buyer shall (A) consult with Seller on a regular basis regarding Buyer’s activities at the Facility involving the approval, modification and implementation of any Remediation Work Plan; (B) furnish Seller with periodic reports of the status of the Remediation; and (C) provide Seller with copies of the results of all environmental monitoring, drilling testing, analysis and Remediation conducted under this Article IX. In the event of any emergency situation in which an immediate and significant risk to the environment or human health exists at the Facility, Buyer shall only be obligated to comply with those provisions of this Section 9.4(c)(iv) that are reasonable and practical in light of the particular circumstances of the emergency or any demand made by any Governmental Authority.

9.5 Remedies. The remedies provided in this Agreement shall be the sole and exclusive remedies as between Seller and Buyer for any and all Losses relating to Environmental Laws, Environmental Claims and Remediation and Seller and Buyer hereby waive any statutory or common law claims between them with respect to any such Losses.

ARTICLE X.

MISCELLANEOUS

10.1 LIMITATION ON SELLER’S REPRESENTATIONS AND WARRANTIES. BUYER ACKNOWLEDGES AND AGREES THAT, OTHER THAN A REPRESENTATION OR WARRANTY EXPRESSLY SET FORTH IN ARTICLE IV OR ARTICLE IX HEREOF AND EXPRESSLY SURVIVING THE CLOSING (SUBJECT TO ANY LIMITATIONS ON SURVIVAL PROVIDED HEREIN AND SUBJECT TO ANY EXPRESS COVENANTS CONTAINED HEREIN), THE PURCHASED ASSETS ARE SOLD “AS IS” “WHERE IS” AND “WITH ALL FAULTS” AND NEITHER SELLER NOR ANY AGENT OR REPRESENTATIVE OF SELLER HAS MADE NOR IS LIABLE FOR OR BOUND IN ANY MANNER BY ANY EXPRESS OR IMPLIED WARRANTIES, GUARANTEES, PROMISES, STATEMENTS, INDUCEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PURCHASED ASSETS OR ANY PART THEREOF, THE ASSUMED LIABILITIES OR OPERATION OF THE BUSINESS OF SELLER AS CONDUCTED AT THE FACILITY. BUYER ACKNOWLEDGES THAT, TO THE EXTENT REQUIRED TO BE OPERATIVE, THE DISCLAIMERS OF WARRANTIES CONTAINED IN THIS SECTION ARE “CONSPICUOUS” DISCLAIMERS FOR PURPOSES OF ANY APPLICABLE LAW, RULE, REGULATION, OR ORDER. THE PROVISIONS OF THIS SECTION 10.1 SHALL SURVIVE THE CLOSING.

10.2 Gender. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the identity of the person or persons may require.

10.3 Business Day; Dollars. For purposes of this Agreement (i)a business day shall be any day when the New York Stock Exchange is open for business and (ii) all references to “Dollars” or “$” shall refer to United States of America currency unless otherwise specifically noted.

10.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given only if and when (a) personally delivered, or (b) three (3) business days after mailing, postage prepaid, by certified mail return receipt requested, or (c) when delivered (and receipted for) by an overnight delivery service, or (d) when sent by facsimile machine, email or other means of instantaneous communication provided such communication is sent to or obtained by the intended recipient who is listed in this Section 10.4 promptly confirmed by personal delivery, mail or an overnight delivery service as provided above, addressed in each case as follows:

If to Seller:

NOMA Company
c/o GenTek Inc.
90 East Halsey Road
Parsippany, NJ 07054
Facsimile: (973) 515-3244
Attention: James Imbriaco

with a copy to:

Latham & Watkins, LLP
555 Eleventh St. NW, Suite 1000
Washington, DC 20004
Facsimile: 202-637-2201
Attention: Raymond B. Grochowski

If to Buyer:

Southwire Canada Company
c/o Southwire Company
Post Office Box 1000
One Southwire Drive
Carrollton, Georgia 30119
Facsimile: (770) 832-5374
Attention: Stanley Tate

with a copy to:

Smith, Gambrell & Russell, LLP
1230 Peachtree Street, Promenade II
Suite 3100
Atlanta, Georgia 30309-3592
Facsimile: 404-685-6934
Attention: John C. Ethridge, Jr.

Each party may change its address for the giving of notices and communications to it, and/or copies thereof, by written notice to the other parties in conformity with the foregoing.

10.5 Rights of Third Parties. All conditions of the obligations of the parties hereto, and all undertakings herein, are solely and exclusively for the benefit of the parties hereto and their respective successors and assigns, and no other person or entity shall have standing to require satisfaction of such conditions or to enforce such undertakings in accordance with their terms, or be entitled to assume that any party hereto will refuse to consummate the purchase and sale contemplated hereby in the absence of strict compliance with any or all thereof, and no other person or entity shall, under any circumstances, be deemed a beneficiary of such conditions or undertakings, any or all of which may be freely waived in whole or in part, by mutual consent of the parties hereto at any time, if in their sole discretion they deem it desirable to do so.

10.6 Entire Agreement. Except as specifically stated herein, this Agreement, including all schedules and exhibits attached hereto, constitute the entire agreement of the parties with respect to the subject matter hereof. There are no oral agreements, understandings, promises, representations or warranties between the parties hereto with respect to the subject matter of this Agreement. All prior negotiations and understanding, if any, between the parties hereto with respect to the subject matter of this Agreement have been superseded by this Agreement. The course of conduct or course of dealing of the parties shall not operate to amend, modify, terminate or waive the provisions of this Section 10.6.

10.7 Right to Open Mail. Seller agrees and hereby authorizes and empowers Buyer from and after the Closing, (i) to receive and open mail not clearly and unambiguously addressed to Seller and received at the Facility and that appears to relate to any vendors or customers of the Business or any of the Purchased Assets or Assumed Liabilities; and (ii) to deal with the contents thereof, provided that such mail and the contents thereof relate to the Facility and any of the Purchased Assets, or to any of the liabilities or obligations assumed by Buyer pursuant to this Agreement. Any mail clearly and unambiguously addressed to Seller shall be forwarded, promptly upon receipt, to Seller at the place designated in Section 10.4 for the sending of notices. To the extent that any mail forwarded to Seller does relate to the Facility and any of the Purchased Assets, or to any of the liabilities or obligations assumed by Buyer pursuant to this Agreement, such mail shall, promptly upon receipt, be returned to Buyer.

10.8 Headings. The Table of Contents and Article and Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

10.9 Governing Law. The interpretation and construction of this Agreement, and all matters relating hereto, shall be governed by the laws of the province of Ontario without giving effect to the principles of conflict of law.

10.10 Parties in Interest. Prior to or after the Closing Buyer may transfer and assign this Agreement and its rights hereunder to any affiliate of Buyer without the consent of Seller, provided that Buyer shall not be released from its obligations as a result of any such assignment. After the Closing Buyer may transfer and assign this Agreement and its rights hereunder to any purchaser of the stock of Buyer, or any purchaser of, or other successor to, the business or substantially all of the assets of Buyer. Except as expressly stated above, this Agreement may not be transferred, assigned, pledged or hypothecated by either party hereto, other than by operation of law or with the consent of the other party. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

10.11 Counterparts. This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one instrument.

10.12 Amendments. This Agreement may not be modified, changed, amended or terminated orally, but only by an agreement in writing signed by Buyer and Seller.

10.13 Severability. If any term or other provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced under any rule of law in any particular respect or under any particular circumstances, such term or provision shall nevertheless remain in full force and effect in all other respects and under all other circumstances, and all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner, to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

10.14 Interpretation. Should any provisions of this Agreement require judicial or arbitral interpretation, it is agreed that the court or arbitrator interpreting or construing the same shall not apply a presumption that the terms of any such provision shall be more strictly construed against one party or the other by reason of the rule of construction that a document is to be construed most strictly against the party who itself or through its agent prepared the same, it being agreed that the agents of all parties hereto have participated in the preparation of this Agreement.

10.15 Waivers and Consents. All waivers and consents given hereunder shall be in writing. No waiver by any party hereto of any breach or anticipated breach of any provision hereof by any other party shall be deemed a waiver of any other contemporaneous, preceding or succeeding breach or anticipated breach, whether or not similar, on the part of the same or any other party.

10.16 Article and Section References. Any reference in this Agreement to an article or section shall be deemed to include a reference to any subsidiary sections or subsections whenever the context requires.

10.17 Legal Fees. If any legal proceeding is brought for the enforcement of this Agreement, or because of an alleged breach, default or misrepresentation in connection with any provision of this Agreement or other dispute concerning this Agreement, the successful or prevailing party shall be entitled to recover reasonable legal fees and other costs incurred in that proceeding, in addition to any other relief to which it may be entitled.

[Signatures appear on the following page]

IN WITNESS WHEREOF, the parties have executed this Agreement, under seal, as of the date first above written.

“BUYER”

SOUTHWIRE CANADA COMPANY

By:
Name:
Title:

“SELLER”

NOMA COMPANY

By:
Name:
Title: